EXHIBIT 10.2

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

Dated as of March 29, 2019,
Relating to a certain Term Loan Credit Agreement dated as of March 8, 2019,

Among

BERRY GLOBAL GROUP, INC.,

BERRY GLOBAL, INC.,
as Borrower,

THE LENDERS PARTY HERETO,

GOLDMAN SACHS BANK USA ,
as Administrative Agent

GOLDMAN SACHS BANK USA
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.
and
RBC CAPITAL MARKETS1
as Joint Additional Arrangers and Joint Additional Bookrunners
____________________

BARCLAYS BANK PLC,
BMO CAPITAL MARKETS CORP.,
DEUTSCHE BANK SECURITIES INC.,
UBS SECURITIES LLC
and
U.S. BANCORP INVESTMENTS INC.,
as Co-Arrangers
____________________

1 RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS
Page
ARTICLE I

Definitions
SECTION 1.01	Defined Terms
SECTION 1.02.	Terms Generally
SECTION 1.03	Effectuation of Transactions
SECTION 1.04.	Senior Debt
SECTION 1.05.	Currency Equivalents Generally
SECTION 1.06.	Lending Office
SECTION 1.07.	Effect of this Agreement on the Original Credit Agreement and the Other Original Loan Documents
ARTICLE II

The Credits

SECTION 2.01.	Commitments
SECTION 2.02.	Loans and Borrowings
SECTION 2.03.	Requests for Borrowings
SECTION 2.04.	[Reserved]
SECTION 2.05.	[Reserved]
SECTION 2.06.	Funding of Borrowings
SECTION 2.06.	Interest Elections
SECTION 2.08.	Termination of Term Loan Commitments
SECTION 2.09.	Repayment of Loans; Evidence of Debt
SECTION 2.10.	Repayment of Term Loans
SECTION 2.11.	Prepayment of Loans
SECTION 2.12.	Fees
SECTION 2.13.	Interest
SECTION 2.14.	Aternate Rate of Interest
SECTION 2.15.	Increased Costs
SECTION 2.16.	Break Funding Payments
SECTION 2.17.	Taxes
SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders
SECTION 2.20.	Illegality
SECTION 2.21.	Incremental Commitments

ARTICLE III
Representations and Warranties
SECTION 3.01.	Organization; Powers
SECTION 3.02.	Authorization
SECTION 3.03.	Enforceability
SECTION 3.04.	Governmental Approvals
SECTION 3.05.	Financial Statements
SECTION 3.06.	No Material Adverse Effect
SECTION 3.07.	Title to Properties; Possession Under Leases
SECTION 3.08.	Subsidiaries
SECTION 3.09.	Litigation; Compliance with Laws
SECTION 3.10.	Federal Reserve Regulations
SECTION 3.11.	Investment Company Act
SECTION 3.12.	Use of Proceeds
SECTION 3.13.	Tax Returns
SECTION 3.14.	No Material Misstatements
SECTION 3.15.	Employee Benefit Plans
SECTION 3.16.	Environmental Matters
SECTION 3.17.	Security Documents
SECTION 3.18.	Location of Real Property and Leased Premises
SECTION 3.19.	Solvency
SECTION 3.20.	Labor Matters
SECTION 3.21.	Insurance
SECTION 3.22.	No Default
SECTION 3.23.	Intellectual Property; Licenses, Etc
SECTION 3.24.	[Reserved]
SECTION 3.25.	Sanctioned Persons; Anti-Money Laundering; Etc
SECTION 3.26.	Acquisition Documents

ARTICLE IV

Conditions Precedent
SECTION 4.01.	Conditions to Effectiveness of this Agreement on the Effective Date
SECTION 4.02.	Conditions Precedent to Closing Date of this Agreement
SECTION 4.03.	Certain Funds
SECTION 4.04.	Conditions to Effectiveness of this Agreement on the Amendment Effective Date
ARTICLE V

Affirmative Covenants
SECTION 5.01.	Existence; Businesses and Properties
SECTION 5.02.	Insurance
SECTION 5.03.	Taxes
SECTION 5.04.	Financial Statements, Reports, etc
SECTION 5.05.	Litigation and Other Notices
SECTION 5.06.	Compliance with Laws
SECTION 5.07.	Maintaining Records; Access to Properties and Inspections
SECTION 5.08.	Use of Proceeds
SECTION5.08A	Proceeds Not Yet Applied in Accordance with Section 5.08
SECTION 5.09.	Compliance with Environmental Laws
SECTION 5.10.	Further Assurances; Additional Security
SECTION 5.11.	Certain Funds Covenants
SECTION 5.12.	Conditions Subsequent
SECTION 5.13.	Collateral and Guarantee Requirement
ARTICLE VI

Negative Covenants
SECTION 6.01.	Indebtedness
SECTION 6.02.	Liens
SECTION 6.03.	Sale and Lease-Back Transactions
SECTION 6.04.	Investments, Loans and Advances
SECTION 6.05.	Mergers, Consolidations, Sales of Assets and Acquisitions
SECTION 6.06.	Dividends and Distributions
SECTION 6.07.	Transactions with Affiliates
SECTION 6.08.	Business of the Borrower and the Subsidiaries
SECTION 6.09.	Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc
SECTION 6.10.	Fiscal Year; Accounting
SECTION 6.11.	Qualified CFC Holding Companies
SECTION 6.12.	Rating

ARTICLE VIA

Holdings Covenants
ARTICLE VII

Events of Default
SECTION 7.01.	Events of Default
SECTION 7.02.	Exclusion of Immaterial Subsidiaries
ARTICLE VIII

The Agents
SECTION 8.01.	Appointment
SECTION 8.02.	Delegation of Duties
SECTION 8.03.	Exculpatory Provisions
SECTION 8.04.	Reliance by Administrative Agent
SECTION 8.05.	Notice of Default
SECTION 8.06.	Non-Reliance on Agents and Other Lenders
SECTION 8.07.	Indemnification
SECTION 8.08.	Agent in Its Individual Capacity
SECTION 8.09.	Successor Administrative Agent
SECTION 8.10.	Agents and Arrangers
SECTION 8.11.	Certain ERISA Matters
ARTICLE IX

Miscellaneous
SECTION 9.01.	Notices; Communications
SECTION 9.02.	Survival of Agreement
SECTION 9.03.	Binding Effect
SECTION 9.04.	Successors and Assigns
SECTION 9.05.	Expenses; Indemnity
SECTION 9.06.	Right of Set-off
SECTION 9.07.	Applicable Law
SECTION 9.08.	Waivers; Amendment
SECTION 9.09.	Interest Rate Limitation
SECTION 9.10.	Entire Agreement
SECTION 9.11.	WAIVER OF JURY TRIAL
SECTION 9.12.	Severability
SECTION 9.13.	Counterparts
SECTION 9.14.	Headings
SECTION 9.15.	Jurisdiction; Consent to Service of Process
SECTION 9.16.	Confidentiality
SECTION 9.17.	Platform; Borrower Materials
SECTION 9.18.	Release of Liens and Guarantees
SECTION 9.19.	PATRIOT Act Notice
SECTION 9.20.	Intercreditor Agreements and Collateral Agreement
SECTION 9.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	[Reserved]
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Term Loan Joinder to Senior Lender Intercreditor Agreement
Exhibit G	Form of Term Loan Joinder to Second Priority Intercreditor Agreement
Exhibit H	Form of Term Loan Joinder to Senior Fixed Collateral Intercreditor Agreement
Schedule 1.01(a)	Certain U.S. Subsidiaries
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Immaterial Subsidiaries
Schedule 1.01(i)	Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.13	Post-Closing Interest Deliveries
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

[To the extent material and not included herewith, exhibits and schedules are incorporated by reference to Exhibit 10.1 to Form 8-K filed on March 14, 2019 by Berry Global Group, Inc., SEC File No. 001-35672.]

This AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT is entered into as of March 29, 2019 (this “Agreement”), among BERRY GLOBAL GROUP, INC., a Delaware corporation (“Holdings”), BERRY GLOBAL, INC., a Delaware corporation (“Berry” or the “Borrower”), the LENDERS party hereto from time to time and GOLDMAN SACHS BANK USA, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.
WHEREAS, Holdings, the Borrower, the lenders and agents named therein, and Credit Suisse AG, Cayman Islands Branch, as administrative agent for such lenders, are parties to that certain Second Amended and Restated Credit Agreement dated as of April 3, 2007 (the “Original Agreement Date”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);
WHEREAS, Holdings, the Borrower, the other borrowers party thereto from time to time, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, and the other parties thereto are parties to that certain Revolving Credit Agreement dated as of May 18, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing ABL Agreement”);
WHEREAS, on the Closing Date, the Borrower shall acquire (the “Acquisition”), indirectly through a newly incorporate special purpose vehicle, Berry Global International Holdings Limited (“Acquisition SPV”),up to 100% of the outstanding shares of RPC Group plc, a public limited company incorporated in England and Wales with registration number 11832875 (the “Target”), which may be effected by means of a Scheme (as defined herein) under which the Target Shares will be transferred and the Borrower will, directly or indirectly, become the holder of such transferred Target Shares) or pursuant to a public offer by, or made on behalf of, the Borrower in accordance with the Takeover Code (as defined herein) and the provisions of the Companies Act of 2006 for the Borrower to acquire, directly or indirectly, all of the Target Shares by way of an Offer;
WHEREAS, in connection with the Acquisition, the Borrower desires to obtain (A) (i) Initial Euro Term  Loans hereunder in an aggregate principal amount of €2,500,000,000, (ii) Initial Sterling Term Loans hereunder in an aggregate principal amount of £400,000,000, (iii) funding under a senior secured first lien bridge credit facility in an aggregate principal amount of €1,500,000,000 and an aggregate principal amount of £300,000,000 (the “First Lien Bridge Credit Facility”) and (iv) funding under a senior secured second lien bridge credit facility in an aggregate principal amount of $1,275,000,000 (the “Second Lien Bridge Credit Facility”), in each case, the proceeds of which will be used to purchase the Target Shares, refinance existing debt of the Target and pay fees and expenses related to the foregoing; and (B) (i) $1,545,000,000 in aggregate principal amount of term loan commitments under a new term loan facility to backstop any refinancing of the existing Term Q Loans (the “Backstop Term Q Facility”, and the loans and commitments thereunder the “Backstop Term Q Loans” and the “Backstop Term Q Loan Commitments,” respectively), (ii) $493,000,000 in aggregate principal amount of term loan commitments under a new term loan facility to backstop any refinancing of the existing Term R Loans (the “Backstop Term R Facility”, and the loans and commitments thereunder the “Backstop Term R Loans” and the “Backstop Term R Loan Commitments,” respectively), (iii) $814,000,000 in aggregate principal amount of term loan commitments under a new term loan facility to backstop any refinancing of the existing Term T Loans (the “Backstop Term T Facility”, and the loans and commitments thereunder the “Backstop Term T Loans” and the “Backstop Term T Loan Commitments,” respectively) and (iv) $700,000,000 in aggregate principal amount of term loan commitments under a new term loan facility to backstop any refinancing of the existing Term S Loans (the “Backstop Term S Facility”, and the loans and commitments thereunder the “Backstop Term S Loans” and the “Backstop Term S Loan Commitments,” respectively, and, any or all such refinancing, the “Backstop Term Loan Refinancing”), and, together with cash on hand, pay any fees or expenses in connection with the foregoing.
WHEREAS, Holdings, the Borrower, the lenders party thereto and the Administrative Agent are party to a certain credit agreement dated as of March 8, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from to time prior to the date hereof, the “Original Credit Agreement”);
WHEREAS, the parties to the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement in certain respects and to restate the Original Credit Agreement as so amended as provided in this Agreement, effective upon satisfaction that each of the conditions precedent set forth in this Section 4.04 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person;
NOW, THEREFORE, the Borrower, the Lenders and the other parties hereto hereby agree, effective as of the Amendment Effective Date, the Original Credit Agreement shall be amended and restated in its entirety, as follows:

ARTICLE I

Definitions
SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:
“ABL Assets” shall mean any Accounts and Inventory (as such terms are defined in the Revolving Credit Agreement) of the Borrower or any Subsidiary.
“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by Credit Suisse as its “prime rate” at its principal office in New York, New York and notified to the Borrower (the “Prime Rate”) and (c) the daily ICE LIBOR (as defined below) (provided that, for the avoidance of doubt, the ICE LIBOR for any day shall be based on the rate determined on such day at approximately 11:00 a.m., London time) for a one month interest period plus 1%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate for Dollar denominated Loans shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“Acquisition” shall have the meaning assigned to such term in the recitals hereto.
“Acquisition Documents” shall mean (i) if the Acquisition is to be effected by means of the Scheme, the Scheme Documents; or (ii) if the Acquisition is to be effected by means of the Offer, the Offer Documents.
“Acquisition SPV” shall have the meaning assigned to such term in the recitals hereto.
“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).
“Adjusted LIBO Rate” shall mean, (i) with respect to any Eurocurrency Borrowing for any Interest Period to the extent denominated in Dollars, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any and (ii) with respect to any Eurocurrency Borrowing for any Interest Period to the extent denominated in Sterling, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
 “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Amendment Effective Date” shall mean the first date on which the conditions set forth in Section 4.04 have been satisfied (or waived in accordance with the terms herein).
“Applicable Margin” shall mean for any day:
(a) with respect to Initial Euro Term Loans, 3.25% per annum;
(b) with respect to Initial Sterling Term Loans, 4.25% per annum;
(c) with respect to Backstop Term T Loans, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan;
(d) with respect to Backstop Term Q Loans, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan;
(e) with respect to Backstop Term R Loans, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan; and
(f) with respect to Backstop Term S Loans, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan.
Notwithstanding the foregoing, the Applicable Margin with respect to any Incremental Term Loan and any Incremental Term Loan Commitment of any Series means the rate per annum for such Incremental Term Loan and Incremental Term Loan Commitment agreed to by the Borrower and the respective Incremental Term Lender or Lenders in the related Incremental Assumption Agreement for such Series.
“Applicable Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).
“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of the Borrower or any Subsidiary, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Backstop Facilities” shall mean the Backstop Term Q Facility, the Backstop Term R Facility, the Backstop Term T Facility and the Backstop Term S Facility.
“Backstop Term Loan Refinancing” shall have the meaning assigned to such term in the recitals hereto.

“Backstop Term Loans” shall mean the Backstop Term Q Loans, the Backstop Term R Loans, the Backstop Term S Loan and the Backstop Term T Loans.
“Backstop Term Q Facility” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term Q Facility Maturity Date” shall mean October 1, 2022.
“Backstop Term Q Loan” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term Q Loan Commitments” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term R Facility” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term R Facility Maturity Date” shall mean January 19, 2024.
“Backstop Term R Loan” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term R Loan Commitments” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term S Facility” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term S Facility Maturity Date” shall mean February 8, 2020.
“Backstop Term S Loan” shall have the meaning assigned to such term in the recitals hereto.
    “Backstop Term S Loan Commitments” shall have the meaning assigned to such term in the recitals hereto.

“Backstop Term T Facility” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term T Facility Maturity Date” shall mean January 6, 2021.
“Backstop Term T Loan” shall have the meaning assigned to such term in the recitals hereto.
“Backstop Term T Loan Commitments” shall have the meaning assigned to such term in the recitals hereto.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the IRS Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRS Code) the assets of any such “employee benefit plan” or “plan”.
“Berry” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Berry Plastics”  means Berry Plastics Opco, Inc., that certain wholly owned subsidiary of Berry.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean as to any person, the board of directors or other governing body of such person, or, if such person is owned or managed by a single entity, the board of directors or other governing body of such person.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.
“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean, with respect to the Initial Euro Term Loans, €5.0 million and, with respect to the Initial Sterling Term Loans, £5.0 million.
“Borrowing Multiple” shall mean, with respect to the Initial Euro Term Loans, €1.0 million and, with respect to the Initial Sterling Term Loans, £1.0 million .
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.
“Budget” shall have the meaning assigned to such term in Section 5.04(e).
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or in London are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.
“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:
(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Effective Date or funds that would have constituted any Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (a)),
(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),
(c) interest capitalized during such period,
(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),
(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,
(g) Investments in respect of a Permitted Business Acquisition,
(h) the Acquisition, or
(i) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Borrower and its Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.
“Certain Funds Credit Extension” means any Initial Euro Term  Borrowing, any Initial Sterling Term Borrowing and any Borrowing made or to be made under the Backstop Term Loans, in each case during the Certain Funds Period.
“Certain Funds Default” means, in each case, an Event of Default arising under sub-paragraph (i) to (vii) below but only to the extent that such Event of Default relates to, or is made in relation to, Holdings, the Borrower, Berry Plastics or Acquisition SPV (and not in respect of any member of the Target Group or any subsidiary of Holdings (other than the Borrower, Berry Plastics or Acquisition SPV) and excluding any procurement obligation on the part of Holdings, the Borrower, Berry Plastics or Acquisition SPV in respect of any member of the Target Group or any subsidiary of Holdings (other than the Borrower, Berry Plastics or Acquisition SPV):
(i)  Section 7.01(a) (but only to the extent arising from a Certain Funds Representation);
(ii)  Section 7.01(b);
(iii)  Section 7.01(c) (but only with respect to a default in the payment of any interest on any Loan or in the payment of any fee due to any Lender, Agent, Joint Lead Arranger, Joint Additional Arranger or Co-Arranger under any Fee Letter);

(iv)  Section 7.01(d) (but only with respect to Section 5.01(a) (solely as it relates to the Borrower’s, Berry Plastics’ and Acquisition SPV’s existence, Section 5.08(a), Section 5.11 (other than Sections 5.11(d), (e) or (h)), Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.06);
(v)  Section 7.01(g) (but only in respect of clauses (a)(i) and (a)(iii) of the definition of Change in Control);
(vi)  Section 7.01(h) (but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and, in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered);
(vii)  Section 7.01(i); or
(viii)  Section 7.01(l).
“Certain Funds Period” means the period beginning on the Effective Date and ending on the earliest to occur of:
(a) where the Acquisition proceeds by way of a Scheme, the earliest of:  (i) the tenth Business Day following the Effective Date if the Rule 2.7 Announcement has not been made; (ii) the date on which the Scheme lapses or is withdrawn with the consent of the Takeover Panel or by order of the Court (unless, on or prior to that date, Acquisition SPV has notified the Joint Lead Arrangers that it intends to launch an Offer and the Rule 2.7 Announcement for the Offer has been released); (iii) the date on which the Target has become a direct or indirect wholly owned subsidiary of Holdings and all of the consideration payable under the Acquisition in respect of the shares of the Target or proposals made or to be made under Rule 15 of the Takeover Code in connection with the Acquisition, has in each case been paid in full, including in respect of (A) the acquisition of any shares in the Target to be acquired after the Closing Date (including pursuant to the Target’s amended articles of association), and (B) any proposal made or to be made in connection with the Acquisition pursuant to Rule 15 of the Takeover Code; and (iv) if the Scheme has not become effective prior to such time, 11:59 p.m. (London time) on the Longstop Date (or such later date as may be agreed by the Administrative Agent (acting on the instructions of all Lenders)), or
(b) where the Acquisition is to be consummated pursuant to an Offer, the earliest of:  (i) the tenth Business Day following the Effective Date if the Rule 2.7 Announcement has not been made; (ii) the date on which the Offer lapses, terminates or is withdrawn with the consent of the Takeover Panel or a court order (unless, on or prior to that date, Acquisition SPV has notified the Joint Lead Arrangers that it intends to launch a Scheme and the Rule 2.7 Announcement for the Scheme has been released); (iii) the date on which the Target has become a direct or indirect wholly owned subsidiary of Holdings and all of the consideration payable under the Offer in respect of the shares of the Target or proposals made or to be made under Rule 15 of the Takeover Code in connection with the Acquisition, has in each case been paid in full, including in respect of (A) the acquisition of any shares in the Target to be acquired after the Closing Date (including pursuant to a Squeeze-Out Procedure), and (B) any proposal made or to be made in connection with the Acquisition pursuant to Rule 15 of the Takeover Code; and (iv) if the Offer has not been declared wholly unconditional prior to such time, 11:59 p.m. (London time) on the Longstop Date (or such later date as may be agreed by the Administrative Agent (acting on the instructions of all Lenders));
provided that a switch from a Scheme to an Offer or from an Offer to a Scheme (or, for the avoidance of doubt, any amendments to the terms or conditions of a Scheme or an Offer) shall not constitute a lapse, termination or withdrawal for the purpose of this definition.
“Certain Funds Representations” means the representations and warranties contained in Section 3.01(a), Section 3.01(c), Section 3.02(a), Section 3.02(b)(i) (but excluding the representation and warranty under Section 3.02(b)(i)(C)), except to the extent such representation and warranty relates to a violation of any existing debt finance documents entered into by Holdings, the Borrower, the Acquisition SPV or Berry Plastics, in each case on or before the Effective Date), Section 3.02(b)(ii) (only to the extent such representation and warranty relates to any existing debt finance documents entered into by Holdings, the Borrower, Acquisition SPV or Berry Plastics, in each case on or before the Effective Date, Section 3.03, Section 3.04, Section 3.10(b), Section 3.11, and Section 3.26 in each case with respect to Holdings, the Borrower, Berry Plastics and Acquisition SPV only (and not in respect of any member of the Target Group or Contributed Group or any other Restricted Subsidiary and excluding any procurement obligation on the part of the Original Obligors in respect of any member of the Target Group or any subsidiary of Holdings (other than the Borrower, Berry Plastics or Acquisition SPV)).

A “Change in Control” shall be deemed to occur if:
(a) at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Holdings or a member of the Management Group, (B) appointed by directors so nominated nor (C) appointed by a member of the Management Group or (iii) the Borrower shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Berry Plastics and/or Acquisition SPV;
(b) [reserved]; or
(c) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date)  shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Co-Arrangers” shall mean Barclays Bank PLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc., UBS Securities LLC and U.S. Bancorp Investment Inc., in their capacities as co-arrangers.
 “Closing Date” shall mean the first date on which the conditions set forth in Section 4.02 have been satisfied (or waived in accordance with the terms herein).
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.
“Collateral Agent” means the party acting as collateral agent for the Secured Parties under the Security Documents.  On the Effective Date, the Collateral Agent is the same person as the Administrative Agent.  Unless the context otherwise requires, the term “Administrative Agent” as used herein shall, unless the context otherwise requires, include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.
“Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among Holdings, the Borrower, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:
(a) on the Effective Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Person that is a Subsidiary Loan Party pursuant to clause (a) of the definition thereof, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement) on the Effective Date, if any, that is not a Loan Party;
(b) on or before the Effective Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Person that is a Domestic Subsidiary on the Effective Date (other than Subsidiaries listed on Schedule 1.01(a)) owned on the Effective Date directly by or on behalf of the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding Equity Interests of (1) each “first tier” Foreign Subsidiary directly owned by any Loan Party (except for NIM Holdings Limited, Berry Plastics Asia Pte.  Ltd., and Ociesse s.r.l., Berry Plastics Acquisition Corporation II, and Berry Plastics Acquisition Corporation XIV, LLC), and (2) each “first tier” Qualified CFC Holding Company directly owned by any Loan Party and (ii) the Collateral Agent (or its bailee pursuant to the Senior Fixed Collateral Intercreditor Agreement or the Senior Lender Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c) (i) all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Administrative Agent) (which pledge, in the case of any intercompany note evidencing debt owed by a Foreign Subsidiary to a Loan Party, shall be limited to 65% of the amount outstanding thereunder), and (ii) the Collateral Agent (or its bailee pursuant to the Senior Fixed Collateral Intercreditor Agreement or the Senior Lender Intercreditor Agreement) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;
(d) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date, the Collateral Agent shall have received a supplement to each of the Collateral Agreement, the Second Priority Intercreditor Agreement, the Senior Lender Intercreditor Agreement and the Senior Fixed Collateral Intercreditor Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;
(e) in the case of any person that becomes a “first tier” Foreign Subsidiary directly owned by the Borrower or a Subsidiary Loan Party after the Effective Date, the Collateral Agent shall have received, as promptly as practicable following a request by the Collateral Agent, a Foreign Pledge Agreement, duly executed and delivered on behalf of such Foreign Subsidiary and the direct parent company of such Foreign Subsidiary;
(f) after the Effective Date, (i) all the outstanding Equity Interests of (A) any Person that becomes a Subsidiary Loan Party after the Effective Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Effective Date (including, without limitation, the Equity Interests of any Special Purpose Receivables Subsidiary established after the Effective Date), shall have been pledged pursuant to the Collateral Agreement; provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any “first tier” Foreign Subsidiary or any “first tier” Qualified CFC Holding Company directly owned by such Loan Party be pledged to secure Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party or any Qualified CFC Holding Company that is not a “first tier” Subsidiary of a Loan Party be pledged to secure Obligations, and (ii)  the Collateral Agent (or its bailee pursuant to the Senior Fixed Collateral Intercreditor Agreement or the Senior Lender Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(h) within 90 days (or such longer period as the Administrative Agent may determine) after the Closing Date, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01(c) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;
(i) within 90 days (or such longer period as the Administrative Agent may determine) after the Closing Date, the Collateral Agent shall have received, except as otherwise set forth in clause (l) below, a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into on or after the Closing Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 and Liens arising by operation of law, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request, and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent;
(j) at or prior to delivery of any Mortgages, evidence of the insurance required by the terms of the Mortgages;
(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and
(l) after the Closing Date, the Administrative Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.10.
“Commitments” shall mean, with respect to any Lender, such Lender’s (A) Initial Euro Term Loan Commitment and Initial Sterling Term Loan Commitment, (B) Backstop Term T Loan Commitment, Backstop Term Q Loan Commitment, Backstop Term R Loan Commitment and Backstop Term S Loan Commitment (C) and Incremental Term Loan Commitment.
“Companies Act of 2006” shall mean the Companies Act of 2006 of the United Kingdom (as amended).
“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn but including all bankers’ acceptances issued under the Revolving Credit Agreement), Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,
(i)  any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses relating to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs, and fees, expenses or charges related to any offering of Equity Interests of Holdings, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,
(ii)  any net after-tax income or loss from discontinued operations and any net after-tax gain or loss from disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
(iii)  any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded,
(iv)  any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,
(v)  (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A),
(vi)  Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(vii)  any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting (or similar accounting, in the case of the Transactions) in connection with the Transactions or any acquisition that is consummated after the Original Agreement Date shall be excluded,
(viii)  any non-cash impairment charges or asset write-off resulting from the application of GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,
(ix)  any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded,
(x)  accruals and reserves that are established within twelve months after the Original Agreement Date and that are so required to be established in accordance with GAAP shall be excluded,

(xi)   non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded, and
(xii)  non-cash charges for deferred tax asset valuation allowances shall be excluded.
“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Court” shall mean the High Court of Justice of England and Wales.
“Court Meeting” shall mean, if the Acquisition proceeds by way of a Scheme, the meeting(s) of the holders of the Target Shares or any adjournment thereof to be convened by an order of the Court and, if thought fit, approve the Scheme (with or without amendment), together with any meeting held as a result of an adjournment or reconvention by the Court thereof.
“Court Orders” shall mean, if the Acquisition proceeds by way of a Scheme, the order(s) of the Court sanctioning the Scheme.
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a) $100.0 million, plus:
(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus
(c) the aggregate amount of proceeds received after the Original Agreement Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (A), (B) or (C) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus
(d) the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of Equity Interests of Holdings or any Parent Entity after the Original Agreement Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower issued upon conversion of Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit, plus
(e) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value of property other than cash) after the Original Agreement Date (subject to the same exclusions as are applicable to clause (d) above), plus
(f) the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of Borrower or any Subsidiary thereof issued after the Original Agreement Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Holdings or any Parent Entity, plus

(g) 100% of the aggregate amount received by Borrower or any Subsidiary in cash (and the fair market value of property other than cash received by Borrower or any Subsidiary) after the Original Agreement Date from:
(A) the sale (other than to Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or
(B) any dividend or other distribution by an Unrestricted Subsidiary, plus
(h) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, Borrower or any Subsidiary, the fair market value of the Investments of Holdings, Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such Subsidiary Redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus
(i) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Original Agreement Date, minus
(j) any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Original Agreement Date prior to such time, minus
(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Original Agreement Date prior to such time, minus
(l) the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) after the Original Agreement Date prior to such time, minus
(m) payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d) above) after the Original Agreement Date;
provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.
“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:
(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Original Agreement Date and prior to such date, plus
(b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus
(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).
“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Original Agreement Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.
“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.
“Declining Lender” shall have the meaning assigned to such term in Section 2.11(d).
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the latest Term Facility Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” or “$” shall mean the lawful currency of the United States of America.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Euros, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Euros last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with Euros, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion), (c) if such amount is expressed in Sterling, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Sterling last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with Sterling, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (d) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary, a Qualified CFC Holding Company or a subsidiary listed on Schedule 1.01(a).
“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):
(i)  provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes,
(ii)  Interest Expense of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),
(iii)  depreciation and amortization expenses of the Borrower and the Subsidiaries for such period,
(iv)  business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge,

(v)  any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,
(vi)  [reserved], and
(vii)  non-operating expenses;
minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
For purposes of determining EBITDA under this Agreement for any quarter ending prior to the first full quarter ending after the Closing Date, EBITDA for such fiscal quarter shall be calculated on a Pro Forma Basis giving effect to the Acquisition and the other Transactions occurring on the Closing Date.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the first date on which the conditions set forth in Section 4.01 have been satisfied (or waived in accordance with the terms herein) which occurred on March 8, 2019.
“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.
“Engagement Letter” shall mean that certain Engagement Letter dated March 8, 2019, as amended and restated on the Amendment Effective Date by and among the Borrower, Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC. Morgan Stanley Bank, N.A., RBC Capital Markets, LLC, Barclays Capital Inc., BMO Capital Markets Corp., Deutsche Bank Securities, Inc. UBS Securities LLC and U.S. Bancorp Investments, Inc.
“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the IRS Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the IRS Code, is treated as a single employer under Section 414 of the IRS Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRS Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the IRS Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the IRS Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, to the extent denominated in Euros, the EURIBOR Screen Rate, in each case at approximately 11:00 a.m., London  time, two Business Days prior to the commencement of such Interest Period; provided that if the EURIBOR Screen Rate shall not be available at such time for such Interest Period with respect to Euros then the Eurodollar Rate shall be the Interpolated Rate.
“EURIBOR Screen Rate” shall mean the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. London time two Business Days prior to the commencement of such Interest Period.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower Representative.  If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Euro” or “€” means the official lawful currency of the participating member states of the EMU.
“Euro Term Loan Repricing Event” shall mean any prepayment or repayment of Initial Euro Term Loans with the proceeds of, or any conversion or amendment of Initial Euro Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmarks floors and original interest discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in the EURIBOR Rate or comparable rate) less than the “effective yield” applicable to the Initial Euro Term Loans (as such comparative yields are determined consistent with generally accepted financial practices) (it being understood that (x) in each case, the yield shall exclude any structuring, commitment and arranger fees or other fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans and shall include any rate floors and any upfront or similar fees paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans or original issue discount payable with respect to such new or replacement tranche of term loans and (y) any such repayment, prepayment or conversion shall only constitute a Euro Term Loan Repricing Event to the extent the primary purpose of such repayment, prepayment, conversion or amendment, as reasonably determined by the Borrower in good faith, is to reduce the “effective yield” on the Initial Euro Term Loans).

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
“Eurocurrency Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in the case of Term Loans denominated in Dollars or Sterling and EURIBOR Rate in the case of Term Loans denominated in Euro, in each case, in accordance with the provisions of Article II.
“European Commission” shall mean the institution of the European Union known as the European Commission.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,
(a) Debt Service for such Applicable Period,
(b) the amount of any voluntary prepayment permitted hereunder (or, if made prior to the Closing Date, permitted under the senior secured bank credit facility then applicable to such entity) of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Loans), so long as the amount of such prepayment is not already reflected in Debt Service,
(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,
(d) Capital Expenditures that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (to the extent permitted under this Agreement or if prior to the Closing Date, the senior secured bank credit facility then applicable to such entity); provided, that (i) Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,
(e) Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for such Applicable Period,
(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,
(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Borrower during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than Holdings, the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 hereof (or the corresponding provision of the senior secured bank credit facility then applicable to such entity) (other than Section 6.06(e) or the corresponding provision of the senior secured bank credit facility then applicable to such entity),
(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,
(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and
(k) the aggregate amount of items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,
(i)  an amount equal to any decrease in Working Capital for such Applicable Period,
(ii)  all amounts referred to in clauses (b), (c), (d) and (h) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans (or, if prior to the Closing Date, revolving loans pursuant to the senior secured bank credit facility then applicable to such entity)), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,
(iii)  to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in such following Applicable Period,
(iv)  cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,
(v)  any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(vi)  to the extent deducted in the computation of EBITDA, cash interest income, and
(vii)  the aggregate amount of items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.
“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the Fiscal Year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Original Agreement Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Original Agreement Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.
“Excess Cash Flow Period” shall mean (i) each fiscal year of the Borrower, commencing with the first full fiscal year of the Borrower following the Closing Date, and (ii) the period from January 1, 2007 through the day prior to the initial fiscal year referred to in clause (i).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(v)).
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any tax (including any backup withholding tax) imposed by the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable Lending Office is located or any other jurisdiction as a result of such Lender engaging in a trade or business or having a taxable presence in such jurisdiction for tax purposes) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that the assignor to such Lender in the case of an assignment or the Lender in the case of a designation of a new Lending Office (for the absence of doubt, other than the Lending Office at the time such Lender becomes a party to such Loan) was entitled, at the time of such assignment or designation of a new Lending Office, respectively, to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) or (f) with respect to such Loan and (d) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender (other than a Change in Law) in the case of clause (a), (b), (c) and (d), together with any and all interest and penalties related thereto.
“Existing ABL Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Existing Second Lien 5.50% 2022 Notes” shall mean the 5.50% Second Priority Senior Secured Notes due 2022, issued by the Borrower pursuant to the Existing Second Lien 5.50% 2022 Notes Indenture and any notes in exchange for, and as contemplated by, the Existing Second Lien 5.50% 2022 Notes.

“Existing Second Lien 6.00% 2022 Notes” shall mean the 6.00% Second Priority Senior Secured Notes due 2022, issued by the Borrower pursuant to the Existing Second Lien 6.00% 2022 Notes Indenture and any notes in exchange for, and as contemplated by, the Existing Second Lien 6.00% 2022 Notes.
“Existing Second Lien 2023 Notes” shall mean the 5.125% Second Priority Senior Secured Notes due 2023, issued by the Borrower pursuant to the Existing Second Lien 2023 Notes Indenture and any notes in exchange for, and as contemplated by, the Existing Second Lien 2023 Notes.
“Existing Second Lien 2026 Notes” shall mean the 4.50% Second Priority Senior Secured Notes due 2026, issued by the Borrower pursuant to the Existing Second Lien 2026 Notes Indenture and any notes in exchange for, and as contemplated by, the Existing Second Lien 2026 Notes.
“Existing Second Lien Note Documents” shall mean the Existing Second Lien Notes, the Existing Second Lien Notes Indentures and the Existing Second Lien Security Documents.
“Existing Second Lien Notes” shall mean the Existing Second Lien 5.50% 2022 Notes, the Existing Second Lien 6.00% 2022 Notes, the Existing Second Lien 2023 Notes and the Existing Second Lien 2026 Notes.
“Existing Second Lien 5.50% 2022 Notes Indenture” shall mean the Indenture dated as of May 22, 2014 among Berry and certain of its subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Effective Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“Existing Second Lien 6.00% 2022 Notes Indenture” shall mean the Indenture dated as of October 1, 2015 among Berry and certain of its subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Effective Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“Existing Second Lien 2023 Notes Indenture” shall mean the Indenture dated as of June 5, 2015 among Berry and certain of its subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Effective Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“Existing Second Lien 2026 Notes Indenture” shall mean the Indenture dated as of January 26, 2018 among Berry and certain of its subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Effective Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“Existing Second Lien Notes Indentures” shall mean the Existing Second Lien 5.50% 2022 Notes Indenture, the Existing Second Lien 6.00% 2022 Notes Indenture, the Existing Second Lien 2023 Notes Indenture and the Existing Second Lien 2026 Notes Indenture.
“Existing Second Lien Security Documents” shall mean the “Security Documents” as defined in each of the Existing Second Lien Notes Indentures.
 “Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there shall be five Facilities, i.e. the Initial Euro Term Facility, the Initial Sterling Term Facility, the Backstop Term T Facility, the Backstop Term Q Facility, the Backstop Term R Facility and the Backstop Term S Facility and after the Closing Date may include the Incremental Term Facility.
“FATCA” shall mean Sections 1471 through 1474 of the IRS Code as of the Effective Date (or any amended or successor provisions that are substantively similar) and any current or future regulations thereunder or official interpretation thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Goldman Sachs Bank USA on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” shall mean each of that certain (i) Target Financing Syndication, Engagement and Fee Letter dated March 8, 2019 as amended and restated on the Amendment Effective Date and (ii) Backstop Financing Syndication, Engagement and Fee Letter dated March 8, 2019, as amended and restated on the Amendment Effective Date each by and among the Borrower, Goldman Sachs Bank USA, Goldman Sachs Lending Partners, LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., RBC Capital Markets, LLC, Barclays Bank PLC, Bank of Montreal, BMO Capital Markets Corp., Deutsche Bank AG New York Branch, Deutsche Bank AG, Cayman Islands Branch, Deutsche Bank Securities Inc., UBS AG, Stamford Branch, UBS Securities LLC, U.S. Bank National Association and U.S. Bancorp Investments, Inc.
 “Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
“First Lien Bridge Credit Agreement” shall mean that certain First Lien Bridge Credit Agreement, as in effect on the Effective Date, as amended and restated on the Amendment Effective Date and as the same may be further amended, amended and restated, modified, supplemented, extended, or renewed from time to time in accordance with the terms hereof and thereof among Holdings, the Borrower, certain lenders party thereto and Goldman Sachs Bank USA as the administrative agent and collateral agent.  References to the First Lien Bridge Credit Agreement shall include any indenture or other agreement evidencing extension or exchange notes issuances in accordance with the terms of the First Lien Bridge Credit Agreement but shall not include indentures relating to other issuances of New First Lien Notes.
“First Lien Bridge Credit Facility” shall have the meaning assigned to such term in the recitals hereto.
“First Lien Bridge Joinder to Second Priority Intercreditor Agreement” shall mean the First Lien Bridge Joinder to Second Priority Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit G under the First Lien Bridge Credit Agreement, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement, the “Collateral Agent” under the Revolving Credit Agreement, U.S. Bank National Association, as Existing Second Priority Agent, the “Collateral Agent” under the First Lien Bridge Credit Agreement and the “Administrative Agent” under the First Lien Bridge Credit Agreement.

“First Lien Bridge Joinder to Senior Fixed Collateral Intercreditor Agreement” shall mean the First Lien Bridge Joinder to Senior Lender Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit H under the First Lien Bridge Credit Agreement, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Collateral Agent” under the First Lien Bridge Credit Agreement and the “Administrative Agent” under the First Lien Bridge Credit Agreement.
“First Lien Bridge Joinder to Senior Lender Intercreditor Agreement” shall mean the First Lien Bridge Joinder to Senior Lender Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit F under the First Lien Bridge Credit Agreement, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement, the “Collateral Agent” under the Revolving Credit Agreement, the “Collateral Agent” under the First Lien Bridge Credit Agreement and the “Administrative Agent” under the First Lien Bridge Credit Agreement.
“First Lien Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.
“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent; provided, that in no event shall more than 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Borrower.
“Foreign Subsidiary” shall mean (a) any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia, and (b) any Subsidiary of any Subsidiary described in the foregoing clause (a).
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.
“General Meeting” shall mean the extraordinary general meeting of the Target shareholders (and any adjournment thereof) to be convened in connection with the Scheme.
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee, bankers’ acceptance or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, and (ii) other agreements or arrangements designed to protect such person against fluctuations in currency exchange, interest rates or commodity prices.
“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Immaterial Subsidiary” shall mean any Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, (a) did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date.  Each Immaterial Subsidiary as of the Effective Date shall be set forth in Schedule 1.01(d).
“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Amount” shall mean, at any time, the greater of (a) the excess, if any of (i) $600 million over (ii) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.21 and (b) the aggregate principal amount such that the Total Net First Lien Leverage Ratio shall not exceed 4:00 to 1.00.
“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.
“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.
“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.
“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for as set forth in such Incremental Assumption Agreement.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.
“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c).  Incremental Term Loans may be made in the form of the Initial Term Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.  To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Effective Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).
“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Information Memorandum” shall mean any Confidential Information Memorandum used to syndicate the Term Loans, as modified or supplemented prior to the Closing Date.
“Initial Euro Term Borrowing” shall mean a Borrowing comprised of Initial Euro Term Loans.
“Initial Euro Term Facility” shall mean the Initial Euro Term Loan Commitments and the Initial Euro Term Loans made hereunder.
“Initial Euro Term Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.
“Initial Euro Term Lender” shall mean a Lender with an Initial Euro Term Loan Commitment or an outstanding Initial Euro Term Loan.

“Initial Euro Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Initial Euro Term Loans as set forth in Section 2.01(a).  The initial amount of each Lender’s Initial Euro Term Loan Commitment is set forth on Schedule 2.01 as amended on the Amendment Effective Date, or in the Assignment and Acceptance.  The aggregate amount of the Initial Euro Term Loan Commitments on the Amendment Effective Date is € 2,500,000,000.
“Initial Euro Term Loans” shall mean term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) in Euros on the Closing Date.
“Initial Sterling Term Borrowing” shall mean a Borrowing comprised of Initial Sterling Term  Loans.
“Initial Sterling Term Facility” shall mean the Initial Sterling Term Loan Commitments and the Initial Sterling Term Loans made hereunder.
“Initial Sterling Term Facility Maturity Date” shall mean the date that is the seventh anniversary of the Closing Date.
“Initial Sterling Term Lender” shall mean a Lender with an Initial Sterling Term  Loan Commitment or an outstanding Initial Sterling Term  Loan.
“Initial Sterling Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Initial Sterling Term Loans as set forth in Section 2.01(b).  The initial amount of each Lender’s Initial Sterling Term Loan Commitment is set forth on Schedule 2.01 as amended on the Amendment Effective Date, or in the Assignment and Acceptance. The aggregate amount of the Initial Sterling Term Loan Commitments on the Amendment Effective Date is £400,000,000.
“Initial Sterling Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b).
“Initial Term Facilities” shall mean the Initial Euro Term Facility and the Initial Sterling Term Facility.
“Initial Term Loans” shall mean the Initial Euro Term Loans and the Initial Sterling Term Loans.
“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.07.
“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) net payments and receipts (if any) pursuant to interest rate Hedging Obligations, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower or a Subsidiary Loan Party.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements.
“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each calendar quarter.
“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, (i) in relation to the Eurocurrency Loan for any Loan in Dollars or Sterling, the rate which results from interpolating on a linear basis between:  (a) the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars or Sterling, as applicable, for the longest period (for which that rate is available) which is less than the Interest Period and (b) the ICE Benchmark Administration’s Interest Settlement Rates for deposits in Dollars or Sterling, as applicable, for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (ii) in relation to the Eurocurrency Loan for any Loan in Euros, the rate which results from interpolating on a linear basis between:  (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) which is less than the Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) which exceeds the Interest Period, in each case, as of approximately 11:00 a.m. London time, two Business Days prior to the commencement of such Interest Period.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“Joint Additional Arrangers” shall mean JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets, LLC, in their capacities as joint additional arrangers and joint additional bookrunners.
“Joint Additional Bookrunners” shall mean JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets, LLC, in their capacities as joint additional arrangers and joint additional bookrunners.
 “Joint Lead Arrangers” shall mean Goldman Sachs Bank USA and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers.
“Joint Bookrunners” shall mean Goldman Sachs Bank USA and Wells Fargo Securities, LLC, in their capacities as joint bookrunners.
 “Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).
“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.
“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, or (ii) a Lender having notified the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.06 or (iii) a Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.
“Letter of Credit” shall mean any letter of credit issued pursuant to the Revolving Credit Agreement.
“LIBO Rate” shall mean, (a) with respect to any Eurocurrency Borrowing for any Interest Period denominated in Dollars, the greater of (x) 0.00% per annum and (y) the rate per annum equal to the ICE Benchmark Administration (“ICE LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate and (b) with respect to any Eurocurrency Borrowing for any Interest Period denominated in Sterling, the greater of (x) 0.00% per annum and (y) the rate per annum equal to the ICE Benchmark Administration (“ICE LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Sterling deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Acquisition” shall mean any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower or its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower in writing to the Administrative Agent and Lenders.
“Loan Documents” shall mean this Agreement, the Security Documents, the Second Priority Intercreditor Agreement, the Senior Lender Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement, the Term Loan Joinder to Second Priority Intercreditor Agreement, the Term Loan Joinder to Senior Lender Intercreditor Agreement, the Term Loan Joinder to Senior Fixed Collateral Intercreditor Agreement and any Note issued under Section 2.09(e), and solely for the purposes of Article IV and Section 7.01 hereof, the Fee Letters.
“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean the Initial Euro Term Loans, the Initial Sterling Term Loans, the Backstop Term T Loans, the Backstop Term Q Loans, the Backstop Term R Loans, the Backstop Term S Loans and the Incremental Term Loans (in each case, if any).
“Local Time” shall mean, with respect to Dollar denominated Loans, New York City time, and, with respect to Euro or Sterling denominated Loans, London time.
“Longstop Date” shall mean October 29, 2019.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, on the Effective Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Effective Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower or Holdings and their Subsidiaries, as the case may be, hired at a time when the directors on the Effective Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $75 million.
“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Acceptance Condition” shall mean , with respect to an Offer, the condition set forth in the Offer Documents with respect to the number of acceptances to an Offer which must be secured to declare such Offer unconditional as to acceptances which shall be equal to or more than 75%  of the Target shares carrying voting rights.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01(c) and each additional Real Property encumbered by a Mortgage pursuant to Section 5.10.
“Mortgages” shall mean the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, as amended, supplemented or otherwise modified from time to time.  For the avoidance of doubt, Mortgages may include mortgages delivered under the Existing Credit Agreement to the extent amended to be in a form otherwise satisfactory to the Administrative Agent.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of IRS Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” shall mean:
(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)(y)), (e), (f), (h), (i) or (j) or (p)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents or the Revolving Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15-month period but within such 15-month period are contractually committed to be used, then, upon the termination of such contract, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million, (B) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10.0 million, (C) at any time during the 15-month period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Total Net First Lien Leverage Ratio is less than or equal to 4.00 to 1.00, none of such proceeds shall constitute Net Proceeds, and (D) proceeds from the sale or other disposition of any ABL Assets (including any indirect sale or other disposition occurring by reason of the indirect sale or other disposition of the person that holds such ABL Assets) shall not constitute Net Proceeds to the extent that the Revolving Credit Agreement requires that such proceeds be applied in payment of any obligations thereunder, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of the Borrower shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Funds and otherwise not prohibited from being paid hereunder.
“New First Lien Notes” shall mean any senior secured first lien notes issued by the Borrower for the purposes of refinancing its Indebtedness under the First Lien Bridge Credit Agreement (or, on or prior to the Closing Date, its undrawn commitments thereunder) or otherwise to fund a portion of the Acquisition in an aggregate principal amount not to exceed €1,500,000,000 and £300,000,000.
“New Second Lien Notes” shall mean any senior secured second lien notes issued by the Borrower for the purposes of refinancing its Indebtedness under the Second Lien Bridge Credit Agreement (or, on or prior to the Closing Date, its undrawn commitments thereunder) or otherwise to fund a portion of the Acquisition in an aggregate principal amount not to exceed $1,275,000,000.
“New York Courts” shall have the meaning assigned to such term in Section 9.15.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).
“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.
“Offer” means a takeover offer (as defined in Chapter 3 of Part 28 of the Companies Act of 2006) to be made by or on behalf of Holdings in accordance with the Offer Documents to acquire the entire issued and to be issued share capital of the Target and, where the context admits, any subsequent revision, variation, extension or renewal of such offer.
“Offer Closing Certificate” means in respect of an Offer, a certificate from the Borrower confirming that:
(a) the Minimum Acceptance Condition has been satisfied; and
(b) all other conditions (except for any condition relating to the payment of the consideration in respect of the Acquisition) of the Offer have been satisfied or waived (and, to the extent waived, confirming that any such waiver does not, or will not upon becoming effective, constitute a Certain Funds Default).
“Offer Documents” means the Rule 2.7 Announcement, the Offering Circular and any other documents to be sent by the Acquisition SPV to the Target’s shareholders, and otherwise made available to such persons and in the manner required by Rule 24.1 of the Takeover Code, in connection with the Offer.
“Offer Effective Date” means, if the Acquisition proceeds by way of an Offer, the date on which the Offer is declared unconditional in all respects by Acquisition SPV.
 “Offering Circular” means, if the Acquisition proceeds by way of an Offer, any public offer document issued or to be issued by Acquisition SPV to the Target’s shareholders in connection with an Offer setting out the terms of the Offer (including any amendments, revisions or extensions thereof).
“Original Agreement Date” shall have the meaning assigned to such term in the recitals hereto.
“Original Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
“Original Loan Documents” shall have the meaning assigned to such term in Section 1.07(b).
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).
“Other Term Loans” shall have the meaning assigned to such term in Section 2.21.
“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).
“Parent Entity” means any direct or indirect parent of Holdings.
“Participant” shall have the meaning assigned to such term in Section 9.04(c).
“PATRIOT Act” shall have the meaning assigned to such term in Section 9.19.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger or consolidation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto:  (i) no Event of Default shall have occurred and be continuing or would result therefrom (or, in connection with a Limited Condition Acquisition, no Specified Event of Default shall have occurred and be continuing or would result therefrom); (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value in excess of $20.0 million, the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party, and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition (within the time periods provided in Section 5.10) shall not exceed the greater (x) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $150 million.
“Permitted Investments” shall mean:
(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;
(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;
(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;
(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and
(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.
“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the aggregate Receivables Net Investment since the Effective Date shall not exceed $100 million at any time.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the earlier of the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the final maturity date of the Indebtedness being Refinanced and no earlier than the final maturity date on the Initial Euro Term Facility Maturity Date or the Initial Sterling Term Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a refinancing of (x) subordinated Indebtedness permitted to be incurred herein, such Permitted Refinancing Indebtedness shall (i) be subordinated to the guarantee by Holdings and the Subsidiary Loan Parties of the Facilities, and be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being refinanced and (y) the Existing Second Lien Notes, Indebtedness under the First Lien Bridge Agreement, the New First Lien Notes, Indebtedness under the Second Lien Bridge Agreement and the New Second Lien Notes, (i) the Liens, if any, securing such Permitted Refinancing Indebtedness shall be subject to an intercreditor agreement that is substantially consistent with and no less favorable to the Lenders in all material respects than the Second Priority Intercreditor Agreement and (ii) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Supplier Finance Facility” shall mean an arrangement entered into with one or more third-party financial institutions for the purpose of facilitating the processing of receivables such that receivables are purchased directly by such third-party financial institutions from the Borrower or one of its Subsidiaries at such discounted rates as may be agreed; provided that (i) no third-party financial institution shall have any recourse to the Borrower, its Material Subsidiaries or any other Loan Party in connection with such arrangement and (ii) none of the Borrower, any of its Material Subsidiaries or any other Loan Party shall Guarantee any liabilities or obligations with respect to such arrangement (including, without limitation, none of the Borrower, any of its Material Subsidiaries or any other Loan Party shall provide any guarantee, surety or other credit support for any of the obligations owed by any customer to such third party financial institution under any such financing arrangement).
“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), (i) subject to the provisions of Title IV of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower or any ERISA Affiliate, or (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.17.
“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.
“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”
“Pro Forma Adjusted EBITDA” shall have the meaning assigned to such term in Section 3.05.
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):  (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of its Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01(r), 6.02(u) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens, Asset Sale, or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.11(b), 6.01(r), 6.02(u) or 6.06(e), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens, Asset Sale, or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x) (A) bearing floating interest rates shall be computed on a pro forma basis as if the rate in effect on the date of such calculation had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months), and (B) in respect of a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from such relevant transaction, which adjustments are reasonably anticipated by the Borrower to be realizable in connection with such relevant transaction (or any similar transaction or transactions made in compliance with this Agreement or that require a waiver or consent of the Required Lenders) and are estimated on a good faith basis by the Borrower, and (2) all adjustments reflected in the Pro Forma Financial Statements and Pro Forma Adjusted EBITDA to the extent such adjustments, without duplication, continue to be applicable.  The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.
“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower (together with its Subsidiaries on a consolidated basis) shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with a Total Net First Lien Leverage Ratio not to exceed 4.00 to 1.00, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information.
“Projections” shall mean any projections of Holdings, the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall have the meaning assigned to such term in Section 9.17.
“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Borrower that is a limited liability company, that (a) is in compliance with Section 6.11 and (b) the primary asset of which consists of Equity Interests in either (i) a Foreign Subsidiary or (ii) a limited liability company that is in compliance with Section 6.11 and the primary asset of which consists of Equity Interests in a Foreign Subsidiary.
“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.
“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of “Interest Expense”); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.
“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
“Related Sections” shall have the meaning assigned to such term in Section 6.04.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(a) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the IRS Code).

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding that represent more than 50% of all Loans outstanding.  The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 0%.
“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(d).
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Interim Period as to which the corresponding Excess Cash Flow Period has ended at such time, a portion of the cumulative Excess Cash Flow for such Excess Cash Flow Interim Period equal to the amount, if any, by which the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period exceeds the Retained Percentage of Excess Cash Flow for such corresponding Excess Cash Flow Period.
“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).
“Revaluation Date” shall mean, with respect to any Term Loan denominated in Euros, each of the following:  (a) (i) the date of the Borrowing of such Term Loan and (ii) each date of a conversion into or continuation of such Term Loan pursuant to the terms of this Agreement and (b) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Credit Agreement” shall mean that certain Amended and Restated Revolving Credit Agreement dated as of April 3, 2007 and as amended on or prior to the Effective Date, including any refinancing thereof, among Holdings, the Borrower, certain subsidiaries of the Borrower party thereto, the lenders and agents party thereto and Bank of America, as administrative agent, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or increasing the amount loaned thereunder or altering the maturity thereof.
“Revolving Facility Loans” shall mean loans made pursuant to and in accordance with the Revolving Credit Agreement.
“Revolving Facility Collateral Agent” shall have the meaning assigned to such term in the Senior Lender Intercreditor Agreement.
“Revolving Facility Secured Parties” shall have the meaning assigned thereto in the Senior Lender Intercreditor Agreement.
“Revolving Loan Documents” shall mean the “Loan Documents” as defined in the Revolving Credit Agreement.”
“Rule 2.7 Announcement” shall mean the press announcement released by Acquisition SPV and the Target to announce a firm intention on the part of Acquisition SPV to make an offer to acquire the Target Shares on the terms of the Scheme or the Offer (as applicable) in accordance with Rule 2.7 of the Takeover Code.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.
“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act of 2006 between the Target and the holders of the Target Shares in relation to the transfer of the entire issued and to be issued share capital of the Target (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Acquisition SPV and the Target) as contemplated by the Scheme Circular (with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Acquisition SPV and the Target).
“Scheme Circular” means a document issued by or on behalf of the Target to shareholders of the Target setting out the proposals for the Scheme stating the recommendation of the Scheme to the shareholders of Target by the board of directors of Target including the notice of General Meeting and the Court Meeting.
“Scheme Documents” means the Rule 2.7 Announcement, the Scheme Circular together with the notices of the Court Meeting and General Meeting which accompany that Scheme Circular , the Scheme Resolutions, any other document dispatched by or on behalf of the Target to its shareholders in connection with the Scheme.
“Scheme Effective Date” means, if the Acquisition proceeds by way of a Scheme, the date on which the Court Orders are duly filed with the Registrar of Companies in England and Wales and the Scheme becomes effective in accordance with English law.
 “Scheme Resolutions” means, if the Acquisition proceeds by way of a Scheme, the resolutions of the Target shareholders for the implementation of the Scheme referred to and substantially in the form to be set out in the Scheme Circular.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Bridge Credit Agreement” shall mean that certain Second Lien Credit Agreement, as in effect on the Effective Date, as amended and restated on the Amendment Effective Date and as the same may be further amended, amended and restated, modified, supplemented, extended, or renewed from time to time in accordance with the terms hereof and thereof among Holdings, the Borrower, certain lenders party thereto and Wells Fargo Bank, National Association, as the administrative agent and collateral agent.  References to the Second Lien Bridge Credit Agreement shall include any indenture or other agreement evidencing extension or exchange notes issuances in accordance with the terms of the Second Lien Bridge Credit Agreement but shall not include indentures relating to other issuances of New Second Lien Notes.
“Second Lien Bridge Credit Facility” shall have the meaning assigned to such term in the recitals hereto.
“Second Lien Bridge Joinder to Second Priority Intercreditor Agreement” shall mean the Second Lien Bridge Joinder to Second Priority Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit F under the Second Lien Bridge Credit Agreement, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement, the “Collateral Agent” under the Revolving Credit Agreement, U.S. Bank National Association, as Existing Second Priority Agent, the “Collateral Agent” under the Second Lien Bridge Credit Agreement and the “Administrative Agent” under the Second Lien Bridge Credit Agreement.
“Second Priority Intercreditor Agreement” shall mean the Second Amended and Restated Intercreditor Agreement dated February 5, 2008, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement and the “Collateral Agent” under the Revolving Credit Agreement and U.S. Bank National Association, as Second Priority Agent and as further supplemented by each of the Term Loan Joinder to Second Priority Intercreditor Agreement, the First Lien Bridge Joinder to Second Priority Intercreditor Agreement and the Second Lien Bridge Joinder to Second Priority Intercreditor Agreement.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.
“Senior Fixed Collateral Intercreditor Agreement” shall mean the Senior Fixed Collateral Priority and Intercreditor Agreement dated February 5, 2008, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement and as further supplemented by each of the Term Loan Joinder to Senior Fixed Collateral Intercreditor Agreement and the First Lien Bridge Joinder to Senior Fixed Collateral Intercreditor Agreement.
“Senior Lender Intercreditor Agreement” shall mean the Second Amended and Restated Senior Lender Priority and Intercreditor Agreement dated February 5, 2008, as amended, supplemented or otherwise modified from time to time, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement and the “Collateral Agent” under the Revolving Credit Agreement and as further supplemented by each of the Term Loan Joinder to Senior Lender Intercreditor Agreement and the First Lien Bridge Joinder to Senior Lender Intercreditor Agreement.
“Series” has the meaning set forth in Section 2.21(b).
“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings, the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).
“Specified Event of Default” means an Event of Default under Section 7.01(b), (c), (h) or (i).
“Squeeze-Out” shall mean any procedure under the Companies Act of 2006 for the compulsory acquisition by Acquisition SPV of any minority shareholders in the Target.
“Squeeze-Out Date” shall mean the first date on which Acquisition SPV becomes entitled to exercise the Squeeze-Out Procedures.
“Squeeze-Out Procedure” shall mean the procedure to be implemented following the date on which the Offer is declared or becomes unconditional in all respects under sections 979 to 982 (inclusive) of the Companies Act of 2006 to acquire all of the outstanding Target Shares which Acquisition SPV has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.
 “Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Sterling” or “£” means the official lawful currency of the United Kingdom.
“Sterling Term Loan Repricing Event” shall mean any prepayment or repayment of Initial Sterling Term Loans with the proceeds of, or any conversion or amendment of Initial Sterling Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmarks floors and original interest discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in the Adjusted LIBO Rate or comparable rate) less than the “effective yield” applicable to such Initial Sterling Term Loans (as such comparative yields are determined consistent with generally accepted financial practices) (it being understood that (x) in each case, the yield shall exclude any structuring, commitment and arranger fees or other fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans and shall include any rate floors and any upfront or similar fees paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans or original issue discount payable with respect to such new or replacement tranche of term loans and (y) any such repayment, prepayment or conversion shall only constitute a Sterling Term Loan Repricing Event to the extent the primary purpose of such repayment, prepayment, conversion or amendment, as reasonably determined by the Borrower in good faith, is to reduce the “effective yield” on the Initial Sterling Term Loans).
“Subagent” shall have the meaning assigned to such term in Section 8.02.
“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.  Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Loan Party” shall mean (a) each Domestic Subsidiary of the Borrower on the Effective Date and (b) each Domestic Subsidiary of the Borrower that becomes, or is required to become, a party to the Collateral Agreement, the Second Priority Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Senior Lender Intercreditor Agreement after the Effective Date.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities (including, for the avoidance of doubt, resin), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.
“Takeover Code” shall mean the United Kingdom City Code on Takeovers and Mergers, as administered by the Takeover Panel, as may be amended from time to time.
“Takeover Panel” shall mean the United Kingdom Panel on Takeovers and Mergers.

“Target” shall have the meaning assigned to such term in the recitals hereto.
“Target Group” shall mean the Target and its subsidiaries.
“Target Shares” shall mean the existing unconditionally allotted or issued and fully paid ordinary shares of Five pence each in the capital of the Target and any further such ordinary shares which are unconditionally allotted or issued before the Closing Date.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.
“Term Borrowing” shall mean any Initial Euro Term Borrowing, Initial Sterling Term Borrowing or any Incremental Term Borrowing.
“Term Facility” shall mean any or all of the Backstop Facilities, the Initial Facilities, and/or any or all of the Incremental Term Facilities, as applicable.
“Term Facility Maturity Date” shall mean the Backstop Term T Facility Maturity Date, the Backstop Term Q Facility Maturity Date, the Backstop Term R Facility Maturity Date, the Backstop Term S Facility Maturity Date, the Initial Euro Term Facility Maturity Date, the Initial Sterling Term Facility Maturity Date or any Incremental Term Facility Maturity Date, as applicable.
“Term Loan Installment Date” shall mean any Incremental Term Loan Installment Date.
“Term Loan Joinder to Second Priority Intercreditor Agreement” shall mean the Term Loan Joinder to Second Priority Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit G, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement, the “Collateral Agent” under the Revolving Credit Agreement, U.S. Bank National Association, as Existing Second Priority Agent, the Collateral Agent and the Administrative Agent.
“Term Loan Joinder to Senior Fixed Collateral Intercreditor Agreement” shall mean the Term Loan Joinder to Senior Lender Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit H, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the Collateral Agent and the Administrative Agent.
“Term Loan Joinder to Senior Lender Intercreditor Agreement” shall mean the Term Loan Joinder to Senior Lender Intercreditor Agreement, dated as of the Effective Date, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit F, among Holdings, the Borrower, the Subsidiary Loan Parties, each Subsidiary that becomes a party thereto after the Effective Date, the “Collateral Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Existing Credit Agreement, the “Administrative Agent” under the Revolving Credit Agreement, the “Collateral Agent” under the Revolving Credit Agreement, the Collateral Agent and the Administrative Agent.
“Term Loan Repricing Event” shall mean any prepayment or repayment of Term Loans (other than Initial Sterling Term Loans or Initial Euro Term Loans) with the proceeds of, or any conversion or amendment of Term Loans into, any new or replacement tranche of term loans denominated in the same currency and bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmarks floors and original interest discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in the Adjusted LIBO Rate, or comparable rate) less than the “effective yield” applicable to the Term  Loans (as such comparative yields are determined consistent with generally accepted financial practices) (it being understood that (x) in each case, the yield shall exclude any structuring, commitment and arranger fees or other fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans and shall include any rate floors and any upfront or similar fees paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans or original issue discount payable with respect to such new or replacement tranche of term loans and (y) any such repayment, prepayment or conversion shall only constitute a Term  Loan Repricing Event to the extent the primary purpose of such repayment, prepayment, conversion or amendment, as reasonably determined by the Borrower in good faith, is to reduce the “effective yield” on the Term Loans).

“Term Loans” shall mean the Initial Euro Term Loans, the Initial Sterling Term Loans, the Backstop Term T Loans, the Backstop Term Q Loans, the Backstop Term R Loans, the Backstop Term S Loans, and/or the Incremental Term Loans.
“Term T Facility” shall mean the Term T Loan Commitments and the Term T Loans made under the Existing Credit Agreement.
“Term T Facility Maturity Date” shall mean January 6, 2021.
“Term T Loan” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of May 16, 2018.
“Term T Loan Commitment” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of May 16, 2018.
“Term Q Facility” shall mean the Term Q Loan Commitments and the Term Q Loans made under the Existing Credit Agreement.
“Term Q Facility Maturity Date” shall mean October 1, 2022.
“Term Q Loan” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of February 12, 2018.
“Term Q Loan Commitment” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of February 12, 2018.
“Term R Facility” shall mean the Term R Loan Commitments and the Term R Loans made under the Existing Credit Agreement.
“Term R Facility Maturity Date” shall mean January 19, 2024.
“Term R Loan” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of February 12, 2018.
“Term R Loan Commitment” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of February 12, 2018.
“Term S Facility” shall mean the Term S Loan Commitments and the Term S Loans made under the Existing Credit Agreement.
“Term S Facility Maturity Date” shall mean February 8, 2020.
“Term S Loan” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of May 16, 2018.

“Term S Loan Commitment” shall have the meaning assigned to such term in the Existing Credit Agreement, as amended by the Incremental Assumption Agreement, dated as of May 16, 2018.
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).
“Total Net First Lien Leverage Ratio” means, on any date, the ratio of (a) First Lien Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.
“Transaction Documents” shall mean the Loan Documents and the Acquisition Documents.
“Transaction Equity Investment” shall mean an Investment by the Borrower or another Subsidiary Loan Party in a Subsidiary of the Borrower that is not a Subsidiary Loan Party in aggregate amount necessary to fund the Acquisition or refinance existing debt of the Target.
“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents (including expenses in connection with Swap Agreements) and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents, the creation or continuation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the Backstop Term Loan Refinancing; (d) the issuance of the New First Lien Notes and the New Second Lien Notes; and (f) the payment of all Transaction Expenses.
“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the EURIBOR Rate and the ABR.
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the IRS Code for the applicable plan year.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Unrestricted Cash” shall mean domestic cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.
“Unrestricted Subsidiary” shall mean any subsidiary of the Borrower that is acquired or created after the Effective Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Effective Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04(j), (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (d) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under Existing the Second Lien Notes Indenture, the First Lien Bridge Agreement, the Second Lien Bridge Agreement, any other Indebtedness permitted to be incurred hereby and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock; provided, further, that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent.  The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(d).
“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02. Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.03. Effectuation of Transactions.  Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
SECTION 1.04. Senior Debt.  The Obligations constitute (a) “First-Lien Indebtedness” pursuant to, and as defined in, the Senior Lender Intercreditor Agreement, (b) [reserved], and (c) “First-Priority Lien Obligations” pursuant to, and as defined in, the Existing Second Lien Notes Indentures.  This Agreement is a “Credit Agreement” for purposes of the Existing Second Lien Notes Indentures.
SECTION 1.05. Currency Equivalents Generally.  The Administrative Agent shall determine or redetermine the Dollar Equivalent of each Loan denominated in a currency other than Dollars on each Revaluation Date and, unless otherwise specified herein, the Administrative Agent may determine or redetermine the Dollar Equivalent of any amount hereunder on any other date in its reasonable discretion.  For purposes of any calculation of whether the requisite percentage of Lenders have consented to any amendment, waiver or modification of any Loan Document, the Administrative Agent may, in consultation with the Borrower, set a record date for determining the Dollar Equivalent amount of any Loan denominated in a currency other than Dollars so long as such record date is within 30 days of the effective date of such amendment, waiver or modification.
SECTION 1.06. Lending Office.  Any Lender may, by notice to the Administrative Agent and the Borrower, designate an Affiliate of such Lender as its applicable Lending Office with respect to any Loans to be made by such Lender to any Borrower or make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans. In the event that a Lender designates an Affiliate of such Lender as its applicable Lending Office for Loans to any Borrower under any Facility or makes any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans, then all Loans and reimbursement obligations to be funded by such Lender under such Facility to such Borrower shall be funded by such applicable Lending Office or foreign or domestic branch or Affiliate, as applicable, and all payments of interest, fees, principal and other amounts payable to such Lender under such Facility shall be payable to such applicable Lending Office or foreign or domestic branch or Affiliate, as applicable. Except as provided in the immediately preceding sentence, no designation by any Lender of an Affiliate as its applicable Lending Office or making any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans shall alter the obligation of the Borrower to pay any principal, interest, fees or other amounts hereunder.
SECTION 1.07. Effect of this Agreement on the Original Credit Agreement and the Other Original Loan Documents.
(a) Upon execution by Holdings, the Borrower, the Administrative Agent and the Lenders party hereto, this Agreement shall be binding on the Borrower, the Administrative Agent, the Lenders and the other parties hereto, and the Original Credit Agreement and the provisions thereof shall be replaced in their entirety by this Agreement and the provisions hereof; provided that for the avoidance of doubt (x) the Obligations (as defined in the Original Credit Agreement) of the Borrower and the other Loan Parties under the Original Credit Agreement and the other Loan Documents that remain unpaid and outstanding as of the Amendment Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents and (y) the Loan Documents shall continue to guarantee, support and otherwise benefit the Obligations on the same terms as prior to the effectiveness hereof.  Upon the effectiveness of this Agreement, each Loan Document that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein.
(b) Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement, the other Original Loan Documents (as defined below) or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or any Guarantor from any of its obligations or liabilities under the Original Credit Agreement or any of the guaranties or other loan documents executed in connection therewith or in connection with the Original Credit Agreement (the “Original Loan Documents”).  Each Loan Party hereby confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement.

ARTICLE II

The Credits
SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein:
(a)
Each Lender having an Initial Euro Term Loan Commitment agrees to make Initial Euro Term Loans to the Borrower during the Certain Funds Period in an aggregate principal amount not to exceed its Initial Euro Term Loan Commitment.

(b)
Each Lender having an Initial Sterling Term Loan Commitment agrees to make Initial Sterling Term Loans to the Borrower during the Certain Funds Period in an aggregate principal amount not to exceed its Initial Sterling Term Loan Commitment.

(c)
Each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

(d)
Each Lender having a Backstop Term T Loan Commitment agrees, subject to the terms and conditions set forth herein, to make a Backstop Term T Loan upon demand with respect to the Term T Loan Commitments and Term T Loans.

(e)
Each Lender having a Backstop Term Q Loan Commitment agrees, subject to the terms and conditions set forth herein, to make a Backstop Term Q Loan upon demand with respect to the Term Q Loan Commitments and Term Q Loans.

(f)
Each Lender having a Backstop Term R Loan Commitment agrees, subject to the terms and conditions set forth herein, to make a Backstop Term R Loan upon demand with respect to the Term R Loan Commitments and Term R Loans.

(g)
Each Lender having a Backstop Term S Loan Commitment agrees, subject to the terms and conditions set forth herein, to make a Backstop Term S Loan upon demand with respect to the Term S Loan Commitments and Term S Loans.

SECTION 2.02. Loans and Borrowings.
(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Term Facility Maturity Date.
SECTION 2.03. Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by (A) telephone or (B) other Borrowing Request; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request. Each notice, (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)	the aggregate amount and currency of the requested Borrowing;
(ii)	the date of such Borrowing, which shall be a Business Day;
(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)	in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)	the location and number of the Borrower’s account to which funds are to be disbursed.
If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. [Reserved].
SECTION 2.05. [Reserved].
SECTION 2.06. Funding of Borrowings.
(a) Each Lender shall make each Term Loan to be made by it hereunder  on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in London.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.
(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided that no Borrowings denominated in Euros or Sterling may be an ABR Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)
the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)	the currency of the Borrowing; and
(v)
if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in Euros or Sterling prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing, the Borrower shall be deemed to have selected an Interest Period for a Eurocurrency Borrowing of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Dollar denominated Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Dollar denominated  Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) Borrowing denominated in Euros or Sterling shall be deemed converted or continued as Eurocurrency Borrowings of one month’s duration.

SECTION 2.08. Termination of Term Loan Commitments.
(a) The parties hereto acknowledge that each of the Backstop Term T Loan Commitment the Backstop Term Q Loan Commitment, the Backstop Term R Loan Commitment and the Backstop Term S Loan Commitment will terminate on the earliest of (i) execution and effectiveness of an amendment to the Existing Credit Agreement satisfactory to the Borrower and the Administrative Agent, (ii) the last day of the Certain Funds Period and (iii) the Longstop Date. In addition, unless previously terminated in accordance with other terms hereof, each of the Initial Euro Term Loan Commitments and the Initial Sterling Term Loan Commitments shall automatically terminate at 11.59 p.m., (London time), on the earlier to occur of (i) the last day of the Certain Funds Period and (ii) the consummation of the Acquisition without the use of the Initial Euro Term Loans, the Initial Sterling Term Loans and/or the Backstop Facilities.
(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under the Term Facility; provided, that each reduction of the Commitments under the Term Facility shall be in an amount that is an integral multiple of, with respect to the Initial Euro Term Loans, €1.0 million and not less than €5.0 million and the Initial Sterling Term Loans, £1.0 million and not less than £5.0 million.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments under a Term Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Term Facility.
SECTION 2.09. Repayment of Loans; Evidence of Debt.
(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the currency, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans.
(a) Subject to the other paragraphs of this Section:
(i)
from and after the Certain Funds Period, the Borrower shall repay Term Facilities on the last day of each March, June, September and December (commencing on the day of the first fiscal quarter ending after the Certain Funds Period) in a principal amount equal to 0.25% of the sum of the outstanding principal amount of Term Loans immediately after the last day of the Certain Funds Period;

(ii)
in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iii)	to the extent not previously paid, outstanding Loans shall be due and payable on the applicable Term Facility Maturity Date.
(b) [Reserved].
(c) Prepayment of the Loans from (after the Closing Date):
(i)
all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied to the Loans pro rata among the Term Facilities, with the application thereof in direct order to amounts due on the next succeeding Incremental Term Loan Installment Dates under the applicable Term Facilities;

(ii)	any optional prepayments of the Loans pursuant to Section 2.11(a) shall be applied as the Borrower may direct; and
(iii)
all proceeds of Initial Euro Term Loans and Initial Sterling Term Loans which have not been applied in accordance with Section 5.08, on or before the date falling one Business Day after the last day of the Certain Funds Period;

provided that any such prepayment pursuant to clause (i) above that would otherwise be required to be made during the Certain Funds Period shall be deferred until (and shall instead by made on) the date falling immediately after the last day of the Certain Funds Period.
(d) Any mandatory prepayment of Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Euro Term Loans, the Initial Sterling Term Loans, the Backstop Term Loans, if any, and Other Term Loans, if any (except any mandatory prepayments of Loans pursuant to Section 2.11(c)(iii), which shall be applied so that the aggregate principal amount of such prepayment is allocated among the Initial Euro Term Loans and the Initial Sterling Term Loans only), pro rata based on the Dollar Equivalent on the date of such prepayment of the aggregate principal amount of outstanding the Initial Euro Term Loans, the Initial Sterling Term Loans and (to the extent applicable) Backstop Term Loans and Other Term Loans, if any (unless, with respect to Other Term Loans, the Incremental Assumption Agreement relating thereto does not so require) irrespective of whether such outstanding Loans are ABR Loans or Eurocurrency Loans; provided, that if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to Section 2.11(d), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans.
(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to clauses (e) and (f) of this Section 2.11and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).
(b) The Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Loans in accordance with paragraphs (c) and (d) of Section 2.10.  Notwithstanding the foregoing, the Borrower may retain Net Proceeds pursuant to clause (b) of the definition thereof, provided, that the Total Net First Lien Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 2.00 to 1.00.
(c) Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) to the extent not financed, using the proceeds of, without duplication, the incurrence of Indebtedness and the sale or issuance of any Equity Interests (including any capital contributions), the amount of any voluntary prepayments during such Excess Cash Flow Period of Loans to prepay Loans in accordance with paragraphs (c) and (d) of Section 2.10.  Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.
(d) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment including, for the avoidance of doubt, payments under Section 2.10(a) (a “Waivable Mandatory Prepayment”) of the Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (each, a “Declining Lender”), to prepay the Loans of such Declining Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Loans in accordance with Section 2.11(b)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to the Borrower.
(e) Notwithstanding anything herein to the contrary, in the event that, on or prior to the six-month anniversary of the Closing Date, there occurs any Euro Term Loan Repricing Event or in connection with an Euro Term Loan Repricing Event constituting an amendment or conversion of Initial Euro Term Loans, any Lender is required to assign its Initial Euro Term Loans pursuant to Section 2.19(c), the Borrower shall on the date of such Euro Term Loan Repricing Event pay to the Administrative Agent, for the account of each Lender with such Initial Euro Term Loans that are subject to such Euro Term Loan Repricing Event or are required to be so assigned, a fee equal to 1.00% of the principal amount of the Initial Euro Term Loans subject to such Euro Term  Loan Repricing Event or required to be so assigned; provided that any prepayment of any Initial Euro Term Loans made in connection with a Change in Control shall not require the payment of the 1.00% premium otherwise provided for in this Section 2.11(e).
(f) Notwithstanding anything herein to the contrary, in the event that, on or prior to the six-month anniversary of the Closing Date, there occurs any Sterling Term Loan Repricing Event or in connection with an Sterling Term Loan Repricing Event constituting an amendment or conversion of Initial Sterling Term Loans, any Lender is required to assign its Initial Sterling Term Loans pursuant to Section 2.19(c), the Borrower shall on the date of such Sterling Term Loan Repricing Event pay to the Administrative Agent, for the account of each Lender with such Initial Sterling Term Loans that are subject to such Sterling Term Loan Repricing Event or are required to be so assigned, a fee equal to 1.00% of the principal amount of the Initial Sterling Term Loans subject to such Sterling Term Loan Repricing Event or required to be so assigned; provided that any prepayment of any Initial Sterling Term Loans made in connection with a Change in Control shall not require the payment of the 1.00% premium otherwise provided for in this Section 2.11(f).
(g) Notwithstanding anything herein to the contrary, in the event that, on or prior to the six-month anniversary of the Closing Date, there occurs any Term Loan Repricing Event or in connection with a Term Loan Repricing Event constituting an amendment or conversion of any Backstop Term Loans, any Lender is required to assign its Backstop Term Loans pursuant to Section 2.19(c), the Borrower shall on the date of such Term Loan Repricing Event pay to the Administrative Agent, for the account of each Lender with such Backstop Term Loans that are subject to such Term Loan Repricing Event or are required to be so assigned, a fee equal to 1.00% of the principal amount of the Backstop Term Loans subject to such Term  Loan Repricing Event or required to be so assigned; provided that any prepayment of any Backstop Term Loans made in connection with a Change in Control shall not require the payment of the 1.00% premium otherwise provided for in this Section 2.11(g).

SECTION 2.12. Fees.
(a) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, such fees as shall have been separately agreed upon in writing, including in the Fee Letters, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.
(b) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the fees shall be refundable under any circumstances.
SECTION 2.13. Interest.
(a) The Loans denominated in Dollars comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.  No Loans denominated in Euros or Sterling may be comprised of ABR Borrowings.
(b) The Loans denominated in Dollars comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate, for the Interest Period in effect for such Borrowing plus the Applicable Margin. The Loans denominated in Euros comprising each Eurocurrency Borrowing shall bear interest at the EURIBOR Rate, for the Interest Period in effect for such Borrowing plus the Applicable Margin. The Loans denominated in Sterling comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, and (ii) on the applicable Term Facility Maturity Date; provided, that (x) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (z) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.
(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)
the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate or EURIBOR Rate, as applicable, for such Interest Period; or

(ii)
the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate or EURIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Borrower notifies the Administrative Agent that (i) the circumstances set forth in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary, (ii) the circumstances set forth in Section 2.14(a)(i) have not arisen but the supervisor for the administrator of the LIBO Rate or EURIBOR Rate, as applicable, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or EURIBOR Rate, as applicable, shall no longer be used for determining interest rates for loans or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Adjusted LIBO Rate or EURIBOR Rate, as applicable, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate or EURIBOR Rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), as applicable, that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the U.S., in Sterling or in Euros at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within three Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 2.14(b) (but, in the case of the circumstances described in clause (ii) or clause (iii) above, only to the extent the LIBO Rate or EURIBOR Rate, as applicable, for such Interest Period is not available or published at such time on a current basis), (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and shall be continued as, or converted into, if applicable, an ABR Borrowing and (B) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15. Increased Costs.
(a) If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or EURIBOR Rate); or

(ii)	impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.
SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or EURIBOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.
(a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding Tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.
(f) Each Lender shall deliver to the Borrower and the Administrative Agent on the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:  (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W 8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the IRS Code, (x) a certificate to the effect that, for United States federal income tax purposes, such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the IRS Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the IRS Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the IRS Code and that, accordingly, such Lender qualifies for such exemption and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.  In addition, in each of the foregoing circumstances, each Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender.  Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).  In addition, each Lender that is a “United States person” (as defined in Section 770(a)(30) of the IRS Code) shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(g) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender, as applicable, in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.
(h) If a payment made by the Borrower hereunder or under any other Loan Document would be subject to United States federal withholding tax imposed pursuant to FATCA if any Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), such Lender shall use commercially reasonable efforts to deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, any documentation reasonably requested by the Borrower or the Administrative Agent reasonably satisfactory to the Borrower or the Administrative Agent for the Borrower and the Administrative Agent to comply with their obligations under FATCA to determine the amount to withhold or deduct from such payment and to determine whether such Lender has complied with such applicable reporting and other requirements of FATCA, provided, that, notwithstanding any other provision of this subsection, no Lender shall be required to deliver any document pursuant to this subsection that such Lender is not legally able to deliver or, if in the reasonable judgment of such Lender, such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect, provided, further, that in the event a Lender does not comply with the requirements of this subsection 2.17(h) as a result of the application of the first proviso of this subsection 2.17(h), then such Lender shall be deemed for purposes of this Agreement to have failed to comply with the requirements under FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under the Loan Documents shall be made in Dollars (except that payments in respect of any Euro denominated Obligations shall be made in Euros).  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (based on the Dollar Equivalent on the date of such purchase); provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.
(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more Assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that:  (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.
SECTION 2.20. Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either, (i) in the case of Loans denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans, prepay such Loans or (ii) in the case of Loans denominated in Euros or Sterling, convert all Eurocurrency Borrowings of such Lender to an alternative interest rate mutually acceptable to the Borrower and the Lenders, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans, prepay such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Incremental Commitments.
(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion; provided, that each Incremental Term Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Term Lender is a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that (i) Incremental Term Loans may be incurred without regard to the Incremental Amount solely to the extent that the Net Proceeds therefrom are used substantially concurrently with the incurrence of such Incremental Term Loans to prepay existing Term Loans in accordance with the first sentence of Section 2.11(b) (it being understood that such Incremental Term Loans shall not be deemed Excluded Indebtedness).  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of, with respect to the Initial Euro Term Loans, €5.0 million and, with respect to the Initial Sterling Term Loans, £5.0 million and a minimum amount of, with respect to the Initial Euro Term Loans, €25.0 million and, with respect to the Initial Sterling Term Loans, £25.0 million or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (the “Increased Amount Date”), and (iii) whether such Incremental Term Loan Commitments are to be Initial Euro Term Loan Commitments, Initial Sterling Term Loan Commitments or commitments to make term loans with pricing and/or amortization terms different from the Initial Term Loans (“Other Term Loans”).
(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans (all such Incremental Term Loans to be made pursuant to any Incremental Assumption Agreement, a “Series”); provided, that (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Initial Euro Term Loans and Initial Sterling Term Loans and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Initial Euro Term Loans and Initial Sterling Term Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Initial Euro Term Facility Date or Initial Sterling Term Facility Maturity Date, as applicable, and (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Initial Euro Term Loans and the Initial Sterling Term Loans, as applicable.  Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Assumption Agreement this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 9.08(e).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (x) the representations and warranties set forth in Article III shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), immediately after giving effect to such Borrowing and no Event of Default or Default shall have occurred and be continuing or would result therefrom (other than any Incremental Term Loan under the Term Facility to be made during the Certain Funds Period) or (y) if the proceeds of such Incremental Term Loans are being used to fund a Limited Condition Acquisition, and the Lenders providing such Incremental Term Loans so agree, the availability thereof shall be subject to customary “SunGard” conditionality, it being understood that in any event, no Specified Event of Default shall have occurred and be continuing or result from such Borrowing and the use of proceeds thereof, and in each case the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Article IV and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Initial Euro Term Loans or Initial Sterling Term Loans, when originally made, are included in each Borrowing of outstanding Initial Euro Term Loans or Initial Sterling Term Loans on a pro rata basis.  The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.
(e) Notwithstanding anything to the contrary in this Agreement, this Section 2.21 shall not become operative until after the Closing Date.
ARTICLE III

Representations and Warranties
On the Effective Date, the Borrower represents and warrants to each of the Lenders that:
SECTION 3.01. Organization; Powers.  Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.
SECTION 3.02. Authorization.  The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, other than the required consent under the Existing Credit Agreement , (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.04. Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.
SECTION 3.05. Financial Statements.
(a) [Reserved].
(b) The audited consolidated balance sheets of each of Berry (or its predecessor) as at the end of 2018, 2017 and 2016 fiscal years, and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, reported on by and accompanied by a report from Ernst & Young LLP, respectively, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial position of Berry as at such date and the consolidated results of operations, shareholders’ equity and cash flows of Berry for the years then ended.
SECTION 3.06. No Material Adverse Effect.  Since September 29, 2018, there has been no event, development or circumstance that has or would reasonably be expected to have a Material Adverse Effect.
SECTION II3I.07. Title to Properties; Possession Under Leases.
(a) Each of Holdings, the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.
(b) Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.07(b), each of the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Effective Date, none of the Borrower or the Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.
(d) None of the Borrower or the Subsidiaries is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.
SECTION III.08. Subsidiaries.
(a) Schedule 3.08(a) sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.
(b) As of the Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or stock appreciation rights granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of Holdings in connection with the Transactions or as set forth on Schedule 3.08(b).
SECTION 3.09. Litigation; Compliance with Laws.
(a) There are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.10. Federal Reserve Regulations.
(a) None of Holdings, the Borrower or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
SECTION 3.11. Investment Company Act.  None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12. Use of Proceeds.  The Borrower will use the proceeds of the Term Loans made during the Certain Funds Period to fund the Transactions.

SECTION 3.13. Tax Returns.  Except as set forth on Schedule 3.13:
(a)
Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, and each such Tax return is true and correct;

(b)
Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Effective Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c)
Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Effective Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.
(a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.  Notwithstanding anything herein or in any other Loan Documents to the contrary, any and all information in respect of or in connection with the Transactions received at any time and from time to time prior to or during the Certain Funds Period shall be deemed to constitute Information.
(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Borrower.
(c) As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
SECTION 3.15. Employee Benefit Plans.
(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRS Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $50.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Borrower, Holdings, the Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.16. Environmental Matters.  Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Effective Date.
SECTION 3.17. Security Documents.
(a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent (or its bailee pursuant to the Senior Fixed Collateral Intercreditor Agreement or the Senior Lender Intercreditor Agreement), and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except Permitted Liens).
(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in all domestic Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date) (except Permitted Liens).

(c) Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permissible under applicable law.  In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral (if any) are delivered to the Collateral Agent (or its bailee pursuant to the Senior Fixed Collateral Intercreditor Agreement or the Senior Lender Intercreditor Agreement), the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person.
(d) The Mortgages (if any) executed and delivered on or before the Closing Date are, and the Mortgages to be executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a valid Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Permitted Liens.
(e) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.
SECTION 3.18. Location of Real Property and Leased Premises.
(a) The Perfection Certificate lists completely and correctly, in all material respects, as of the Effective Date all material Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof.  As of the Effective Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them on the Perfection Certificate.
(b) The Perfection Certificate lists completely and correctly in all material respects, as of the Effective Date, all material real property leased by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof.  As of the Effective Date, Holdings, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the real property set forth as being leased by them on the Perfection Certificate.
SECTION 3.19. Solvency.
(a) Immediately after giving effect to the Transactions on the Effective Date, (i) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

(b) On the Effective Date, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.
SECTION 3.20. Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.
SECTION 3.21. Insurance.  Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Effective Date.  As of such date, such insurance is in full force and effect.
SECTION 3.22. No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 3.23. Intellectual Property; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrower, no intellectual property right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Borrower or its Subsidiaries infringes upon any rights held by any other person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.
SECTION 3.24. [Reserved].
SECTION 3.25. Sanctioned Persons; Anti-Money Laundering; Etc.
(a) The operations of the Borrower, the Loan Parties and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.
(b) None of the Borrower, the Loan Parties or any of their respective subsidiaries or to the knowledge of the Borrower or the Loan Parties, any director, officer, agent, employee or affiliate of the Borrower or any of its subsidiaries (i) is 50% or more owned by or is acting on behalf of, an individual or individuals or entity or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom (including sanctions administered or enforced by Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity making any Loans, whether as Lender, advisor, investor or otherwise).  Neither the Borrower, the Loan Parties nor any of their respective subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years in violation of law, nor does the Borrower, the Loan Parties nor any of their respective subsidiaries have any plans to increase its dealings or transactions with or for the benefit of Sanctioned Persons, or with or in Sanctioned Countries in violation of law.

(c) None of the Borrower, the Loan Parties or any of their respective subsidiaries nor, to the knowledge of the Borrower or the Loan Parties, any director, officer, agent, employee or Affiliate of the Borrower, the Loan Parties or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Borrower, the Loan Parties and their respective subsidiaries and, to the knowledge of the Borrower and the Loan Parties, their controlled Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(d) Holdings, the Borrower and the Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”).
SECTION 3.26. Acquisition Documents.
(a) In the case of an Offer, the Offer Documents contain all material terms of the Offer (taken as a whole) as at the date on which they were published.
(b) In the case of a Scheme, the Scheme Documents contain all the material terms of the Scheme (taken as a whole) as at the date on which they were published.
ARTICLE IV

Conditions Precedent
SECTION 4.01. Conditions to Effectiveness of this Agreement on the Effective Date.  The effectiveness of this Agreement is subject to prior or concurrent satisfaction of each of the following conditions:
(i)
The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party, or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)
The Administrative Agent shall have received, on behalf of itself and the Lenders on the Effective Date, a favorable written opinion of (A) Bryan Cave Leighton Paisner LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (B) Jason Greene, in-house counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and (C) Godfrey & Kahn, S.C., Wisconsin counsel for certain of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in each case (x) dated the Effective Date, (y) addressed to the Administrative Agent and the Lenders and (z) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request;

(iii)	The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (A), (B) and (C) below:

(A)
(1) only if such document or item shall have changed since May 29, 2018, in respect of the Borrower and any Loan Party that was a direct or indirect Subsidiary of the Borrower prior to such date, or September 24, 2018, in respect of any Loan Party that became a Loan Party after such date, a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each such Loan Party, certified as of a recent date by (x) with respect to any Loan Party that is a corporation or other registered entity, the Secretary of State (or other similar official) of the jurisdiction of its organization, and (y) with respect to any Loan Party that is not a registered entity, the Secretary of Assistant Secretary of each such Loan Party, and (2) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each Loan Party as of a recent date from the Secretary of State (or other similar official);

(B)	a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Effective Date and certifying:
(1)
(x) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Effective Date and at all times since the date of the resolutions described in clause (2) below, or (y) that the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party, as in effect on the Effective Date, have not been modified, rescinded or amended since May 29, 2018, in respect of the Borrower and any Loan Party that was a direct or indirect Subsidiary of the Borrower prior to such date, or September 24, 2018, in respect of any Loan Party that became a Loan Party after such date,

(2)
that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date,

(3)
that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the resolutions described in clause (2) above,

(4)	as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and
(5)	as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; and

(C)
a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (B) above;

(iv)
The Lenders shall have received an unaudited consolidated balance sheet of the Borrower and related statements of operations, cash flow and owners’ equity for each fiscal quarter ended after September 29, 2018 (so long as such fiscal quarters have ended at least 45 days prior to the Effective Date).  The Borrower’s filing of quarterly reports on Form 10-Q will satisfy the requirement under this paragraph;

(v)
The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of the Borrower confirming the solvency of the Borrower (individually ) and Holdings, the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Effective Date;

(vi)
Each of (i) the Collateral Agreement, (ii) the Term Loan Joinder to Senior Lender Intercreditor Agreement, (iii) Term Loan Joinder to Second Priority Intercreditor Agreement, (iv) the Term Loan Joinder to Senior Fixed Collateral Intercreditor Agreement, (v) the First Lien Bridge Joinder to Senior Lender Intercreditor Agreement, (vi) the First Lien Bridge Joinder to Second Priority Intercreditor Agreement, (vii) the First Lien Bridge Joinder to Senior Fixed Collateral Intercreditor Agreement and (viii) the Second Lien Bridge Joinder to Second Priority Intercreditor Agreement shall have been executed and delivered by the respective parties thereto and shall have become effective, and the Administrative Agent shall have received evidence satisfactory to it of such execution and delivery and effectiveness;

(vii)	The First Lien Bridge Credit Agreement and the Second Lien Bridge Credit Agreement shall have been fully executed and delivered;
(viii)
Each Certain Funds Representation shall, except to the extent it relates to a particular date, be true and correct in all material respects on and as of the Effective Date as if made on and as of such date; provided that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects; it being understood that the truth and accuracy of any other representation or warranty of the Loan Parties under the Loan Documents made on the Closing Date shall not constitute a condition precedent under this Section 4.01;

(ix)	Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the condition specified in Sections 4.01(viii) has been satisfied;

(x)
The Administrative Agent shall have received all information requested by the Lenders in writing at least ten Business Days prior to the Effective Date, to the extent necessary to enable such Lender to identify the Loan Parties to the extent required for compliance with the PATRIOT Act or other “know your customer” rules and regulations (which requested information shall have been received at least three (3) Business Days prior to the Effective Date);

(xi)
To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, no later than three Business Days in advance of the Effective Date, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower to the extent reasonably requested by it at least 10 Business Days in advance of the Effective Date;

(xii)	The Administrative Agent shall have received a copy, in substantially final form and in form and substance reasonably satisfactory to Administrative Agent, of the Rule 2.7 Announcement; and
(xiii)	Each of the Borrower and Holdings shall have executed and delivered the Fee Letters and each such letter shall be in full force and effect.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
SECTION 4.02. Conditions Precedent to Closing Date of this Agreement.  Notwithstanding anything herein (including in Section 4.01(a)) or in  any other Loan Document to the contrary but subject to Section 4.03, during the Certain Funds Period the obligation of each Lender to honor any request for  a Certain Funds Credit Extension is subject to solely the following conditions precedent:
(i)	The Effective Date shall have occurred;
(ii)	The Administrative Agent’s receipt of a Borrowing Request in accordance with the requirements hereof;
(iii)	In the case of a Scheme:
(A)	the Scheme Effective Date shall have occurred;
(B)
the Acquisition shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms of the Scheme Documents (including the Scheme Circular), after giving effect to any modifications, amendments, consents or waivers thereof or thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders that are effected without the prior written consent of the Joint Lead Arrangers, provided that no consent of the Joint Lead Arrangers shall be required (a) if any such modification,  amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Rules), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court) and/or (b) to any waiver of a condition to the Scheme where such waiver does not relate to a condition which the Acquisition SPV reasonably considers that it would be entitled to in accordance with Rule 13.5(a) of the Code, to invoke so as to cause the Scheme not to proceed, to lapse, or to be withdrawn;

(C)	receipt by the Administrative Agent of a copy certified by the Borrower of:
(1)	the Court Orders; and
(2)	each of (i) the Scheme Documents and (ii) documents reflecting amendments or waivers thereof and thereto as are permitted by the terms of this Agreement;
(iv)	In the case of an Offer:
(A)	the Offer Effective Date has occurred;
(B)
receipt by the Administrative Agent of a copy certified by the Borrower of each of (i) the Offer Documents and (ii) documents otherwise reflecting amendments or waivers thereof and thereto as are permitted by the terms of this Agreement;

(C)
the acquisition of no less than 75% of the Target Shares shall have been, or substantially concurrently with the occurrence of the Closing Date shall be, consummated in all material respects in accordance with the terms of the Offer Documents (including the Rule 2.7 Announcement), after giving effect to any modifications, amendments, consents or waivers thereof or thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders that are effected without the prior written consent of the Joint Lead Arrangers, provided that no consent of the Joint Lead Arrangers shall be required (a) if any such modification, amendment, consent or waiver shall have been required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Rules), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court) and/or (b) to any waiver of a condition to the Offer where such waiver does not relate to a condition which the Acquisition SPV reasonably considers that it would be entitled to in accordance with Rule 13.5(a) of the Code, to invoke so as to cause the Offer not to proceed, to lapse, or to be withdrawn; and

(D)	receipt by the Administrative Agent of the Offer Closing Certificate, duly signed for and on behalf of the Borrower.

(v)
Each Certain Funds Representation shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent such Certain Funds Representations relate to a particular date, in which case such Certain Funds Representations shall be true and correct in all material respects as of such particular date; provided that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects; it being understood that the truth and accuracy of any other representation or warranty of the Loan Parties under the Loan Documents made on the Closing Date shall not constitute a condition precedent under this Section 4.02.

(vi)
As of the Closing Date, no Certain Funds Default has occurred and is continuing or would result from the consummation of the requested Certain Funds Credit Extension or from the application of the proceeds therefrom.

(vii)	The Administrative Agent shall have received evidence that all fees required to be paid on or prior to the Closing Date pursuant to the Fee Letters have been or shall be paid on or prior to such date.
(viii)
Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(iii), (iv), (v) and (vi) have been satisfied.

(ix)
In relation to any Borrowing of the Backstop Facilities, the Closing Date shall have occurred (or occur simultaneously with the use of proceeds of such Borrowing) and the Backstop Facilities shall not have been terminated.

The provisions of this Section 4.02 are for the benefit of the Lenders only and, notwithstanding anything herein to the contrary, the Loan Parties and the Lenders may amend, waive or otherwise modify this Section 4.02 or the defined terms used solely for purposes of this Section 4.02 or waive any Default resulting from a breach of this Section 4.02 without the consent of any other Lender.
The making of Certain Funds Credit Extensions by the Lenders shall conclusively be deemed to constitute an acknowledgment by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
SECTION 4.03. Certain Funds.  Notwithstanding (x) anything to the contrary in this Agreement or any other Loan Document or (y) that any condition set forth in Section 4.01 or Section 4.02 may subsequently be determined not to have been satisfied, during the Certain Funds Period (unless (i) a Certain Funds Default has occurred and is continuing or, in respect of clause (a) below, would result therefrom or (ii) in respect of clause (a) below, the conditions set forth in Section 4.02, as applicable, are not satisfied or (iii) it becomes illegal for any Lender to maintain its Commitment; provided that such Lender has used commercially reasonable efforts to maintain its Commitment through an Affiliate of such Lender not subject to a legal restriction and that the occurrence of such event in relation to one Lender shall not enable any other Lender to cancel its Commitment), each Lender shall comply with its obligations to fund Initial Euro Term Loans, Initial Sterling Term Loans, Backstop Term Z Loans, Backstop Term R Loans, Backstop Term S Loans or Backstop Term T Loans under this Agreement and no Lender shall:

(a)	refuse to participate in or make available its participation in any Certain Funds Credit Extension;
(b)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Credit Extension;
(c)
rescind, terminate or cancel this Agreement or any of its Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Credit Extension;

(d)	exercise any right, power or discretion to terminate or cancel the obligation to make available any Certain Funds Credit Extension;
(e)	exercise any right of set-off or counterclaim in respect of any Certain Funds Credit Extension (other than set-off in respect of fees as agreed in the applicable funds flow document); or
(f)	take any steps to seek any repayment or prepayment of any Loan made hereunder in any way to the extent to do so would prevent or limit the making of a Certain Funds Credit Extension;
in each case, (i) unless a Certain Funds Default has occurred and is continuing on the date, or would result from the making, of such Certain Funds Credit Extension or (ii) except to the extent it is illegal for such Lender to make such Certain Funds Credit Extension, provided that (x) such Lender has used commercially reasonable efforts to make the Certain Funds Credit Extension through an Affiliate of such Lender not subject to the respective legal restriction and (y) the occurrence of such event with respect to one Lender shall not relieve any other Lender of its obligation hereunder. Upon the expiration of the Certain Funds Period, all rights, remedies and entitlements in clauses (a) through (f) above shall, subject to and in accordance with the applicable provisions of the Loan Documents, be available even though they have not been exercised or available during the Certain Funds Period.
SECTION 4.04. Conditions to Effectiveness of this Agreement on the Amendment Effective Date.  The effectiveness of this Agreement is subject to prior or concurrent satisfaction of each of the following conditions:
(i)
The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party, or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)	The First Lien Bridge Credit Agreement and the Second Lien Bridge Credit Agreement, each as amended and restated on the Amendment Effective Date, shall have been fully executed and delivered; and
(iii)
Each of the Borrower and Holdings shall have executed and delivered the Fee Letters and the  Engagement Letter, each as amended and restated on the Amendment Effective Date and each such letter shall be in full force and effect.

ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations for which no claim has been made) and until the Commitments have been terminated and the Obligations (including principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.
(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.
(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).
SECTION 5.02. Insurance.
(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)
none of the Administrative Agent, the Lenders, and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, and their agents and employees; and

(ii)
the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes.  Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.
SECTION 5.04. Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)
within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)
within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending June 30, 2007, for each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)
(x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period, (iii) certifying a list of names of all Immaterial Subsidiaries for the following fiscal quarter, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate (together with all Unrestricted Subsidiaries) do not exceed the limitation set forth in clause (b) of the definition of the term Immaterial Subsidiary, and (iv) certifying a list of names of all Unrestricted Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)
promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e)
within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f)
upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(g);

(g)
promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(h)
in the event that (i) in respect of the Existing Second Lien Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the capital stock of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs;

(i)
promptly upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and

(j)
promptly upon Holdings, Borrower or Subsidiaries becoming aware of any fact or condition which would reasonably be expected to result in an ERISA Event, Borrower shall deliver to Administrative Agent a summary of such facts and circumstances and any action it or Holdings or Subsidiaries intend to take regarding such facts or conditions.

SECTION 5.05. Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:
(a)	any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)
the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)
any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)	the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.
SECTION 5.06. Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.
SECTION 5.07. Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).
SECTION 5.08. Use of Proceeds.  (a) Use the proceeds of the Initial Euro Term Loans and the Initial Sterling Term Loans, together with other cash, to consummate the Transactions (excluding the Backstop Term Loan Refinancing), to refinance certain indebtedness of the Target Group, and to pay certain fees and expenses incurred in connection with the Transactions, provided that (if the offer price is increased above the price specified in the Rule 2.7 Announcement)  the proceeds of such Initial Term Loans (together with the First Lien Bridge Facility (or any New First Lien Notes issued in lieu thereof) and the Second Lien Bridge Facility (or any New Second Lien Notes issued in lieu thereof) (in this Section 5.08, the “Acquisition Facilities”))  may only be used (on a pro rata basis as between the Acquisition Facilities) to purchase Target Shares in an amount (from time to time) which does not exceed the aggregate amount of the Acquisition Facilities multiplied by Z (where “Z” is the percentage ownership (expressed as a decimal number) by the Acquisition SPV of the Target after giving pro forma effect to such use of proceeds), and (b) use of the proceeds of the Backstop Facilities, together with other cash, to consummate the Backstop Term Loan Refinancing.
SECTION 5.08A Proceeds Not Yet Applied in Accordance with Section 5.08.  Any proceeds of the Initial Euro Term Loans and the Initial Sterling Term Loans which are not applied for the purposes specified in Section 5.08 promptly after the Borrowing of such Loans must (until such time as such proceeds are to be applied promptly in accordance with the purposes specified in Section 5.08) be held in an arrangement which is satisfactory to the financial advisors to the Acquisition.

SECTION 5.09. Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.10. Further Assurances; Additional Security.
(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b) If any asset (including any Real Property (other than Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $5.0 million is acquired by the Borrower or any other Loan Party after the Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property with a value of over $10.0 million at the time of acquisition, deliver to Collateral Agent an updated Schedule 1.01(c) reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.
(c) Within 5 Business Days notify the Collateral Agent of the acquisition of and, within 90 days (or such longer period as the Administrative Agent shall agree) after any such acquisition, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Effective Date and having a value at the time of acquisition in excess of $10.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Effective Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below.  Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, and a survey.
(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 60 days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 90 days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.
(f) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s jurisdiction of organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts, (iv) any Equity Interests acquired after the Effective Date (other than Equity Interests in the Borrower or, in the case of any person which is a Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the person holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to such contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (v) any assets acquired after the Effective Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien) or (vi) those assets as to which the Collateral Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby; provided, that, upon the reasonable request of the Collateral Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above.
SECTION 5.11. Certain Funds Covenants.
(a) Holdings shall comply in all material respects with applicable laws and regulations relevant to the Scheme or the Offer, as applicable, including the Takeover Code and the Companies Act of 2006 (subject to any applicable waivers or dispensations granted by the Takeover Panel).
(b) Unless the Takeover Panel agrees otherwise, if Acquisition SPV proceeds with the Acquisition the Borrower shall dispatch (or cause the dispatch of) the Offering Circular or Scheme Circular, as applicable, within 28 days of the date of issue of the Rule 2.7 Announcement (or on such later date as the Takeover Panel may permit).
(c) Holdings shall ensure that the published version of the Rule 2.7 Announcement is consistent in all material respects with the copy delivered to the Administrative Agent pursuant to Section 4.01(x). Holdings shall ensure that the terms of the Scheme Circular or as the case may be the Offering Circular are not inconsistent with, or contrary to, the terms of the Rule 2.7 Announcement in any respect materially adverse to the interests of the Lenders, unless the Joint Lead Arrangers have consented to the applicable change (such consent not to be unreasonably withheld, delayed or conditioned) or unless the applicable change is required by any applicable Law (including, without limitation, the Companies Act of 2006 or the Takeover Code), the Takeover Panel, any applicable stock exchange, any applicable government or other regulatory authority, or a court of competent jurisdiction (including, without limitation, the Court). Holdings will not amend or waive any material term of any Offer Document or, as the case may be, Scheme Document in a manner or to an extent that would be materially prejudicial to the interests of the Lenders under the Loan Documents, other than any amendment or waiver (i) made with the consent of Administrative Agent; (ii) required by the Takeover Panel, the Court, the Takeover Code or any other applicable law, regulation court or regulatory body; or (iii) where such waiver does not relate to a condition which the Acquisition SPV reasonably considers that it would be entitled, in accordance with Rule 13.5(a) of the Code, to invoke so as to cause the Acquisition not to proceed, to lapse, or to be withdrawn..

(d) Other than as required by the Takeover Panel, the Takeover Code, the London Stock Exchange, Financial Conduct Authority or any other applicable law, regulation, court or regulatory body and to the extent practicable, Holdings and its subsidiaries shall not make any press release or other public statement in respect of the Acquisition (other than in the Rule 2.7 Announcement, the Scheme Circular or any Offer Document), without first obtaining the prior approval of Administrative Agent (such approval not to be unreasonably withheld or delayed).
(e) Holdings, upon the reasonable request of the Joint Lead Arrangers, deliver to the Administrative Agent (for further delivery to the Lenders) and the Joint Lead Arrangers updates as to the status and progress in respect of the Acquisition, including, if applicable details of the level of acceptances of the Offer, and will notify the Joint Lead Arrangers promptly following any Responsible Officer of the Borrower becoming aware of any reasonably likely failure to fully satisfy any condition of the Scheme or the Offer, as applicable, that would allow Acquisition SPV to not proceed with the Scheme or the Offer or the Scheme, as applicable, in each case, to the extent it is able to do so in compliance with applicable law (including, without limitation, the Companies Act of 2006 or the Takeover Code).  Holdings and its subsidiaries shall, to the extent that they are able to do so in compliance with applicable law and confidentiality or other obligations to which they are subject, promptly supply to Administrative Agent (i) copies of all documents, certificates, notices or announcements received or issued by Holdings or any of its subsidiaries (or on their behalf) in relation to a Scheme or an Offer (as the case may be) to the extent material to the interests of the Lenders and (ii) any other information regarding the progress of an Offer or a Scheme (as the case may be), in each case as Administrative Agent may reasonably request.
(f) Holdings shall pay (or cause payment of) all amounts payable under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by Holdings or any of its subsidiaries and where adequate reserves are set aside for any such payment) with the time periods required by applicable law.
(g) Holdings shall not and shall procure that none of its subsidiaries, without the prior written consent of the Administrative Agent, finance the purchase of any Target Shares (whether pursuant to the Offer, or the Scheme, or otherwise) with any amounts other than (i) the proceeds of the Initial Euro Term Loans, the Initial Sterling Term Loans, the First Lien Bridge Facility (or any New First Lien Notes issued in lieu thereof) and the Second Lien Bridge Facility (or any New Second Lien Notes issued in lieu thereof) in each case with accordance with Section 5.08 of this Agreement and (ii) cash on balance sheet (for the avoidance of doubt, not generated from any debt financing or any issuance of equity, other than common equity with no debt-like features).  Holdings and its subsidiaries shall not acquire any Target Shares in the market (outside of the Offer or Scheme) at a price higher than the price per Target Share paid or to be paid pursuant to the Offer or Scheme (as applicable).
(h) Where the Acquisition is to be undertaken by way of a Scheme but then changes to an Offer (or vice versa), Holdings shall promptly notify the Administrative Agent of such change. Following any change in the way in which the Acquisition is to be undertaken, as notified by Holdings under this clause (h), each reference to “Acquisition Documents” in this Agreement shall be construed accordingly.
(i) Where the Acquisition is to be undertaken by way of an Offer, Holdings shall not declare the Offer unconditional as to acceptances until the Minimum Acceptance Condition has been achieved.
(j) Holdings and its subsidiaries shall not take any action which would require Holdings or any of its Subsidiaries to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code.

The provisions of this Section 5.11 are for the benefit of the Lenders only and, notwithstanding anything herein to the contrary, the Required Lenders under the Term Facility may amend, waive or otherwise modify this Section 5.11 or the defined terms used solely for purposes of this Section 5.11 or waive any Default resulting from a breach of this Section 5.11 without the consent of any Lenders other than such Required Lenders.
SECTION 5.12. Conditions Subsequent.  Holdings undertakes that:
(a)
if the Squeeze-Out Date occurs, it shall promptly commence the Squeeze-Out in respect of those Target Shares that have not been assented to the Offer and shall ensure that within four weeks thereafter notices in the prescribed form are given to the holders of such Target Shares that Holdings desires to acquire such Target Shares in accordance with the Squeeze-Out;

(b)
it shall procure as soon as possible, and in any event within three (3) months of the Closing Date where the Acquisition proceeds by means of a Scheme or within four (4) months of the Closing Date where the Acquisition proceeds by means of an Offer, that the Target shall be re-registered as a private company pursuant to Section 97 of the Companies Act of 2006; and

(c)
shall use its best efforts to procure that, by no later than the expiry of the Certain Funds Period, the Memorandum and Articles of Association of the Target shall be amended so that Holdings shall have the right to acquire any Target Shares which are required to be issued by the Target pursuant to any rights of any person under any option scheme and evidence shall be provided to the Administrative Agent of such amendment.

SECTION 5.13. Collateral and Guarantee Requirement.  The Borrower shall satisfy the elements of the Collateral and Guarantee Requirement required to be satisfied on the Effective Date (other than in the case of any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates and the security agreement giving rise to the security interest therein) that is not provided on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, which such security interest or deliverable shall be delivered within the time periods specified with respect thereto in Schedule 5.13, and the Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.
ARTICLE VI

Negative Covenants
The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations for which no claim has been made) and until the Commitments have been terminated and the Obligations (including principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document) have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Material Subsidiaries to:
SECTION 6.01. Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:
(a)
Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b)	Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c)	Indebtedness pursuant to Swap Agreements;

(d)
Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)
Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower to Holdings or any Subsidiary and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)
Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)
(i) Indebtedness of a Subsidiary acquired after the Effective Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Effective Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) if immediately after giving effect to such acquisition, merger or consolidation, the assumption and incurrence of any Indebtedness and any related transactions, the Total Net First Lien Leverage Ratio of the Borrower on a Pro Forma Basis would be greater than 4.00 to 1.00, then the amount of Indebtedness incurred pursuant to this paragraph (h) shall not exceed the greater of $140 million and 4.00% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(i)
Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof; provided, that, if immediately after giving effect to such transaction, the Total Net First Lien Leverage Ratio of the Borrower on a Pro Forma Basis would be greater than 4.00 to 1.00, then the amount of Indebtedness incurred pursuant to this paragraph (i), when combined with the Remaining Present Value of outstanding leases permitted under Section 6.03, shall not exceed the greater of $150 million and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j)
Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof;

(k)
other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $175 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(l)
Indebtedness of the Borrower or any Subsidiary pursuant to (i) the Existing Second Lien Notes in an aggregate principal amount that is not in excess of $2,100,000,000, (ii) the extensions of credit under the Revolving Credit Agreement, (iii) the Existing Credit Agreement, and (iv) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(m)
Guarantees (i) by the Borrower and the Subsidiary Loan Parties of the Indebtedness described in paragraph (1) of this Section 6.01 and so long as any Liens securing the Guarantee of the Existing Second Lien Notes and/or Obligations (as defined therein) under the Second Lien Bridge Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof are subject to the Second Priority Intercreditor Agreement, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) to the extent such Guarantees are permitted by 6.04 (other than Section 6.04(v));

(n)
Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o)
Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(p)	Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(q)	Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(r)
(i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party; provided that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if the proceeds of such Indebtedness are being used to fund a Limited Condition Acquisition, at the time of the incurrence of such Indebtedness and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom), (B) the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to the issuance incurrence or assumption of such Indebtedness and (C) in the case of any such Indebtedness that is secured, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Net First Lien Leverage Ratio on a Pro Forma Basis shall not be greater than 4.00 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s)
Indebtedness of Foreign Subsidiaries; provided that the aggregate amount of Indebtedness incurred under this clause (s), when aggregated with all other Indebtedness incurred and outstanding pursuant to this clause (s), shall not exceed the greater of $100 million and 10% of the consolidated assets of the Foreign Subsidiaries at the time of such incurrence;

(t)
unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u)	Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;
(v)	Indebtedness in connection with Permitted Receivables Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(b);
(w)
Indebtedness of the Foreign Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for such Foreign Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents;

(x)
Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess, at any one time outstanding, of the greater of $175 million or 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(y)
Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06;

(z)
Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Business Acquisitions or any other Investment expressly permitted hereunder;

(aa)
Indebtedness incurred pursuant to the First Lien Bridge Credit Agreement as in effect on the Effective Date in an aggregate principal amount not to exceed €1,500,000,000 and £300,000,000 and the New First Lien Notes;

(bb)
Indebtedness incurred pursuant to the Second Lien Bridge Credit Agreement as in effect on the Effective Date in an aggregate principal amount not to exceed $1,275,000,000 and the New Second Lien Notes; and

(cc)	all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (bb) above.
SECTION 6.02. Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)
Liens on property or assets of the Borrower and the Subsidiaries existing on the Effective Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b)
any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Swap Agreements owed to a person that is a Lender or an Affiliate of a Lender at the time of entry into such Swap Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and, provided that (with respect to Liens securing Indebtedness of the Borrower or a Subsidiary Loan Party) such Liens are subject to the terms of the Senior Lender Intercreditor Agreement, any Lien securing the Revolving Credit Agreement, the Existing Credit Agreement or any Indebtedness or obligations under the Revolving Credit Agreement, the Existing Credit Agreement, or any “Loan Documents” thereunder; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $20 million in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrower and the Subsidiaries under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the Borrower and the Subsidiaries under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents;

(c)
any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;
(e)
Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)
(i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g)
deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)
zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)	Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness);
(j)
Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)	Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);
(l)
Liens disclosed by the title insurance policies delivered on or subsequent to the Effective Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)	any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;
(n)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(p)
Liens securing obligations in respect of trade-related letters of credit, banker’s acceptances or bank guarantees permitted under Section 6.01(f), (k) or (o) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof;

(q)
leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)
Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t)	Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01;
(u)
other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) on a Pro Forma Basis, the Total Net First Lien Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 4.00 to 1.00, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if the proceeds of such Indebtedness are being used to fund a Limited Condition Acquisition, at the time of the incurrence of such Indebtedness and after giving effect thereto, no Specified Event of Default shall have occurred and be continuing or would result therefrom), (iii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (iv) to the extent such Liens are pari passu or subordinated to the Liens granted hereunder, an intercreditor agreement reasonably satisfactory to the Administrative Agent shall be entered into providing that such new liens will be secured equally and ratably with the Liens granted hereunder, or, as applicable, subordinated to the Liens granted hereunder, in each case, on customary terms;

(v)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(w)
agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x)	Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;
(y)	Liens on Equity Interests in joint ventures securing obligations of such joint venture;
(z)	Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(aa)	Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;
(bb)
Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bankers’ acceptance or bank guarantee to the extent permitted under Section 6.01;

(cc)	Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;
(dd)
Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;

(ee)
Liens securing obligations under the Second Lien Note Documents and any Permitted Refinancing Indebtedness in respect thereof, to the extent such Liens are subject to the Second Priority Intercreditor Agreement;

(ff)	Liens on not more than $30 million of deposits securing Swap Agreements;
(gg)
Liens securing Obligations (as defined in the First Lien Bridge Credit Agreement ) under the First Lien Bridge Credit Agreement and the credit documents related thereto pursuant to Section 6.01(aa) , the New First Lien Notes and any Permitted Refinancing Indebtedness in respect of the foregoing;

(hh)
Liens securing Obligations (as defined in the Second Lien Bridge Credit Agreement) under the Second Lien Bridge Credit Agreement and the credit documents related thereto pursuant to Section 6.01(bb), the New Second Lien Notes and any Permitted Refinancing Indebtedness in respect of the foregoing; and

(ii)	other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $30 million.
SECTION 6.03. Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 180 days of the acquisition of such property or (ii) by any Foreign Subsidiary regardless of when such property was acquired and (b) with respect to any property owned by the Borrower or any Domestic Subsidiary, (x) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, (A) the Total Net First Lien Leverage Ratio is equal to or less than 4.00 to 1.00, or (B) if the Total Net First Lien Leverage Ratio is greater than 4.00 to 1.00, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 6.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), shall not exceed the greater of $150 million and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 and (y) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Effective Date, the Net Proceeds therefrom are used to prepay the Loans to the extent required by Section 2.11(b).
SECTION 6.04. Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:
(a)	the Transactions;
(b)
(i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Effective Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Effective Date to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Effective Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) the greater of (1) $100 million and (2) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(b)(y), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries and intercompany liabilities incurred in connection with the Transaction shall not be included in calculating the limitation in this paragraph at any time.

(c)	Permitted Investments and Investments that were Permitted Investments when made;

(d)	Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;
(e)
loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $25 million and 1.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 5.04, in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f)
accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)	Swap Agreements;
(h)
Investments existing on, or contractually committed as of, the Effective Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Effective Date;

(i)	Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), and (u);
(j)
other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $225 million and 6.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(k)	Investments constituting Permitted Business Acquisitions;
(l)	intercompany loans between Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(m);

(m)
Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)
Investments of a Subsidiary acquired after the Effective Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Effective Date, in each case, to the extent permitted under this Section 6.04 and, in the case of any merger or consolidation, in accordance with Section 6.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o)
acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p)
Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q)	Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);
(r)
Investments in the equity interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $30 million and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s)	Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;
(t)
Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u)
Investments in Foreign Subsidiaries not to exceed the greater of $70 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04, in the aggregate, as valued at the fair market value of such Investment at the time such Investment is made;

(v)	Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);
(w)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x)
Investments by Borrower and its Subsidiaries, including loans to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y)	Investments arising as a result of Permitted Receivables Financings;
(z)
Investments received substantially contemporaneously in exchange for Equity Interests of any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(aa)
Investments in joint ventures not in excess of the greater of $70 million and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04, in the aggregate; and

(bb)
Investments in connection with the Transactions by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary made for tax planning and reorganization purposes, so long as the value of the Collateral after giving effect to such Investment, taken as a whole, is not materially impaired (as reasonably determined by the Borrower, which determination shall be conclusive) and the Transaction Equity Investment.

The amount of Investments that may be made at any time pursuant to clause (C) of the proviso of Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.
SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired) (including, in each case, pursuant to a Delaware LLC Division), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section shall not prohibit:
(a)
(i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary and the sale of receivables by any Foreign Subsidiary pursuant to non-recourse factoring arrangements in the ordinary course of business of such Foreign Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)
if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger or Delaware LLC Division of any Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or Delaware LLC Division of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or Delaware LLC Division of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge or effect a Delaware LLC Division with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c)
sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and shall be included in Section 6.05(g);

(d)	Sale and Lease-Back Transactions permitted by Section 6.03;
(e)	Investments permitted by Section 6.04, Permitted Liens, Dividends permitted by Section 6.06 and capital expenditures;
(f)	the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(g)
sales, transfers, leases, Delaware LLC Division or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) (A) after giving effect to such sale, transfer, lease, Delaware LLC Division or other disposition of assets, the application of proceeds thereof, the assumption and incurrence of any Indebtedness and any related transactions, the Total Net First Lien Leverage Ratio of the Borrower on a Pro Forma Basis would be equal to or less than 4.00 to 1.00 or (B) if otherwise, then the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased, Delaware LLC Division or otherwise disposed of in reliance upon this clause (g)(i)(B) shall not exceed, in any fiscal year of the Borrower, the greater of (x) $200 million and (y) 6.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04; (ii) no Default or Event of Default exists or would result therefrom and (iii) the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(h)
Permitted Business Acquisitions (including any merger, consolidation or Delaware LLC Division in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or Delaware LLC Division (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(i)
leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the ordinary course of business;

(j)
sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k)	acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;
(l)
the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(b);

(m)
any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, that the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b); provided, further, that (A) (i) after giving effect to such exchange, the application of proceeds thereof, the assumption and incurrence of any Indebtedness and any related transactions, the Total Net First Lien Leverage Ratio of the Borrower on a Pro Forma Basis would be equal to or less than 4.00 to 1.00 or (ii) if otherwise, the aggregate gross consideration (including exchange assets, other noncash consideration and cash proceeds) of any or all assets exchanged in reliance upon this clause (m) shall not exceed, in any fiscal year of the Borrower, the greater of $200 million and 6.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04; (B) no Default or Event of Default exists or would result therefrom;

(n)	the sale of assets described on Schedule 6.05;
(o)	the Acquisition; and
(p)	the purchase and sale or other transfer of Receivables Assets in connection with a Permitted Supplier Finance Facility.
Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties pursuant to paragraph (c) of this Section 6.05 and paragraph (e) of this Section 6.05 (solely with respect to Section 6.04(bb)) unless such disposition is for fair market value and (ii) no sale, transfer or other disposition of assets in excess of $15.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Consolidated Total Assets and $100 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash.  To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.
SECTION 6.06. Dividends and Distributions.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:

(a)
any Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect shareholder of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b)
the Borrower may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b), (v) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or any Parent Entity) attributable to Holdings, the Borrower or its Subsidiaries and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such dividends and distributions shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity);

(c)
the Borrower may declare and pay dividends or make other distributions to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrower or any of the Subsidiaries or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $20 million (plus the amount of net proceeds contributed to the Borrower that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity of Holdings to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;

(d)	noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(e)
the Borrower may pay dividends to Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, that the Borrower and its Subsidiaries shall be in Pro Forma Compliance;

(f)	the Borrower may pay dividends on the Closing Date to consummate the Transactions;
(g)
the Borrower may pay dividends or distributions to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h)
the Borrower may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of the Borrower or any direct or indirect parent of the Borrower; and

(i)
the Borrower may make distributions to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04; provided, that (A) such distribution shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment.

SECTION 6.07. Transactions with Affiliates.
(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings or the Borrower in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.
(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower,

(ii)	loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),
(iii)
transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or Delaware LLC Division in which a Subsidiary is the surviving entity) not prohibited by this Agreement,

(iv)
the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),

(v)
transactions pursuant to the Transaction Documents and permitted agreements in existence on the Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect and other transactions, agreements and arrangements described on Schedule 6.07 and any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect or similar transactions, agreements or arrangements entered into by the Borrower or any of its Subsidiaries.

(vi)
(A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)	dividends, redemptions and repurchases permitted under Section 6.06, including payments to Holdings (and any Parent Entity),

(viii)
any purchase by Holdings of the equity capital of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement,

(ix)
payments by the Borrower or any of the Subsidiaries to any Person made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of disinterested members of the Board of Directors of the Borrower, in good faith,

(x)	transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,
(xi)
any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii)	the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Fee Letters,
(xiii)	transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,
(xiv)	[reserved],
(xv)	the issuance, sale, transfer of Equity Interests of Borrower to Holdings and capital contributions by Holdings to Borrower,
(xvi)	the Acquisition and all transactions in connection therewith,
(xvii)
without duplication of any amounts otherwise paid with respect to taxes, payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xviii)	transactions pursuant to any Permitted Receivables Financing, or
(xix)	the Transaction Equity Investment.
SECTION 6.08. Business of the Borrower and the Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financing.

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.
(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.
(b) (i)  Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness subordinated in right of payment or any Permitted Refinancing Indebtedness in respect thereof or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) refinancings permitted by Section 6.01(l) or (r), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of Holdings or any Parent Entity; and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $60 million and (y) the Cumulative Credit; or
(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, any Permitted Receivables Document, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders and (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.
(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(A)	restrictions imposed by applicable law;
(B)
contractual encumbrances or restrictions in effect on the Effective Date under Indebtedness existing on the Effective Date and set forth on Schedule 6.01, the Existing Second Lien Notes, the First Lien Bridge Credit Agreement, the Second Lien Bridge Credit Agreement or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C)
any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)	customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(E)
any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)
any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01(r), to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Existing Second Lien Note Documents;

(G)	customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
(H)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(I)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(J)
customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K)
customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L)
customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M)
any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;

(N)	restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;
(O)
customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(Q)	restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or
(R)
any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Fiscal Year; Accounting.  Permit its fiscal year to end on any date other than the Saturday nearest September 30 in respect of any other year, without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.
SECTION 6.11. Qualified CFC Holding Companies.  Permit any Qualified CFC Holding Company to (a) create, incur or assume any Indebtedness or other liability, or create, incur, assume or suffer to exist any Lien on, or sell, transfer or otherwise dispose of, other than in a transaction permitted under Section 6.05, any of the Equity Interests of a Foreign Subsidiary held by such Qualified CFC Holding Company, or any other assets, or (b) engage in any business or activity or acquire or hold any assets other than the Equity Interests of one or more Foreign Subsidiaries of the Borrower and/or one or more other Qualified CFC Holding Companies and the receipt and distribution of dividends and distributions in respect thereof.
SECTION 6.12. Rating.  Exercise commercially reasonable efforts to maintain corporate ratings from each of Moody’s and S&P for the Loans; provided that the Term Facility need not be so rated prior to the consummation of the Acquisition.
ARTICLE VIA

Holdings Covenants
(a) Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations for which no claim has been made) and until the Commitments have been terminated and the Obligations (including principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document) have been paid in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e) or (k)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default or Event of Default exists or would result therefrom, Holdings may merge with any other person, and (c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower.
ARTICLE VII

Events of Default
SECTION 7.01. Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):
(a)
any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)
default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)
default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)
default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08, 5.11 or in Article VI or VIA;

(e)
default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f)
(i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)	there shall have occurred a Change in Control;
(h)
an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)
Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)
the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $35 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(k)
(i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (v) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRS Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)
(i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a Lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)
(i) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness incurred pursuant to Section 6.01(r) constituting subordinated Indebtedness, or (ii) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

(n)	there shall occur and be continuing an “Event of Default” under and as defined in the Revolving Credit Agreement;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, but in each case subject to Section 4.03, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 7.02. Exclusion of Immaterial Subsidiaries.  Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII

The Agents
SECTION 8.01. Appointment.
(a) Each Lender (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the (A) Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as a Collateral Agent for such Lender and the other Secured Parties (including the Revolving Facility Secured Parties) under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (B) the Revolving Facility Collateral Agent as collateral agent for such lender for purposes of the Security Documents.  In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
(b) In furtherance of the foregoing, each Lender (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and to enter into and take such action on its behalf under the provisions of the Second Priority Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Senior Lender Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Second Priority Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Senior Lender Intercreditor Agreement, together with such other powers as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.
(c) Each Lender (in such capacity and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes each of the Administrative Agent and the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Subsidiary Loan Party from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j).  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, examiner, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 8.02. Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.
SECTION 8.03. Exculpatory Provisions.  Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
SECTION 8.05. Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
SECTION 8.06. Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its outstanding Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents (including, without limitation, the Second Priority Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Senior Lender Intercreditor Agreement) or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The failure of any Lender to reimburse any Agent, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
SECTION 8.08. Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
SECTION 8.09. Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor agent which shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10. Agents and Arrangers.  None of the Joint Lead Arrangers, the Joint Additional Arrangers or the Co-Arrangers shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 8.11. Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)
such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).To the extent the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing is not reimbursed and indemnified by the Borrower, the Lenders severally agree to reimburse and indemnify the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, in proportion to their respective “pro rata shares” (determined as set forth below) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or such sub-agent) or such Related Party in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s, as applicable, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  For purposes of this paragraph, a Lender’s “pro rata share” shall be determined based upon its share of the sum of, without duplication, outstanding Loans, in each case, at the time (or most recently outstanding and in effect).

ARTICLE IX

Miscellaneous
SECTION 9.01. Notices; Communications.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)	if to any Loan Party or to the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and
(ii)	if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).
(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent.  Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, and the termination of the Commitments or this Agreement.
SECTION 9.03. Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender (or otherwise received evidence satisfactory to the Administrative Agent) that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.
SECTION 9.04. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(b)   Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)
the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B)
the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:
(A)
except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, with respect to the Initial Euro Term Loans, €1.0 million and, with respect to the Initial Sterling Term Loans, £1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)
the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms; and
(D)	the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
Notwithstanding anything herein (including in clause (A) above) or in any other Loan Document to the contrary, no Lender shall affect any assignment with respect to the Initial Term Facilities or the Backstop Facilities during the Certain Funds Period (other than an assignment to Goldman Sachs International Bank, Goldman Sachs Lending Partners, Wells Fargo Securities International Limited, Wells Fargo Securities, LLC or to those banks, financial institutions or other institutional lenders that have been agreed by the Borrower and the Joint Lead Arrangers prior to the Effective Date) without the Borrower’s prior written consent in the Borrower’s sole discretion.
For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to an Ineligible Institution without the prior written consent of the Borrower.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)   Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(i) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any other amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding the foregoing, no assignment may be made to an Ineligible Institution without the prior written consent of the Borrower.
SECTION 9.05. Expenses; Indemnity.
(a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, the Joint Lead Arrangers, the Joint Additional Arrangers and the Co-Arrangers and Allen & Overy LLP, special U.K. counsel for the Administrative Agent, the Joint Lead Arrangers, the Joint Additional Arrangers and the Co-Arrangers and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).
(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, Joint Lead Arrangers, the Joint Additional Arrangers and the Co-Arrangers, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document (including, without limitation, the Second Priority Intercreditor Agreement, the Senior Fixed Collateral Intercreditor Agreement and the Senior Lender Intercreditor Agreement) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, the Joint Lead Arrangers, the Joint Additional Arrangers, the Co-Arrangers or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee).  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.  None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Funds, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.
(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
SECTION 9.06. Right of Set-off.  If an Event of Default shall have occurred and be continuing, subject to Section 4.03, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.
SECTION 9.07. Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08. Waivers; Amendment.
(a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent (or, in the case of any Security Documents, the Collateral Agent if so provided therein) and consented to by the Required Lenders; provided, however, that no such agreement shall
(i)	decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan without the prior written consent of each Lender directly affected thereby,
(ii)
increase or extend the Commitment of any Lender or decrease any fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)
extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv)
amend the provisions of Section 5.02 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)
amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi)
release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(vii)
effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the majority-in-interest of the Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.
(c) Without the consent of any Joint Lead Arranger, Joint Additional Arranger, Co-Arranger or Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e) Notwithstanding the foregoing, (i) this Agreement and the other Loan Documents may be amended (or amended and restated) with written consent of the Administrative Agent and the Borrower in order to make modification contemplated by the terms of the Fee Letters and (ii) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments on substantially the same basis as the Loans.
SECTION 9.09. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.
SECTION 9.10. Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents, except as set forth under Section 9.05(b).
SECTION 9.11. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.
SECTION 9.14. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15. Jurisdiction; Consent to Service of Process.
(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.
(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.16. Confidentiality.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

The Borrower, in respect of the Agents and the Lenders, and the Agents and the Lenders, in respect of the Borrower, the Target and their respective Subsidiaries and other Affiliates, may not issue any press release or make any public announcement which references the other relevant party in the context of the Acquisition except with the applicable party’s prior written consent, such consent not to be unreasonably withheld or delayed and not to be required in the case of references required by the Takeover Rules or applicable laws or regulations in relation to the Acquisition or the rules of any securities exchange or regulatory authority (but the parties shall use all reasonable endeavors to consult with each other prior to making any such press release or public announcement).
SECTION 9.17. Platform; Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers, the Joint Additional Arrangers and the Co-Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers the Joint Additional Arrangers, the Co-Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent, the Joint Lead Arrangers the Joint Additional Arrangers and the Co-Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 9.18. Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  In addition, the Collateral Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations) are paid in full and all Commitments are terminated.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.
SECTION 9.19. PATRIOT Act Notice.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

SECTION 9.20. Intercreditor Agreements and Collateral Agreement.  Each Lender hereunder (a) consents to the priority and/or subordination of Liens provided for in the Second Priority Intercreditor Agreement, (b) consents to the priority and/or subordination of Liens provided for in the Senior Lender Intercreditor Agreement, (c) consents to the priority and/or subordination of Liens provided for in the Senior Fixed Collateral Intercreditor Agreement, (d) agrees that it will be bound by and will take no actions contrary to the provisions of the Second Priority Intercreditor Agreement, the Senior Lender Intercreditor Agreement or the Senior Fixed Collateral Intercreditor Agreement, (e) authorizes and instructs the Collateral Agent to enter into the Term Loan Joinder to Second Priority Intercreditor Agreement on behalf of itself and such Lender, (f) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Term Loan Joinder to Senior Lender Intercreditor Agreement on behalf of itself and such Lender, (g) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Term Loan Joinder to Senior Fixed Collateral Intercreditor Agreement and (h) consents to entering into the First Lien Guarantee and Collateral Agreement in the form of Exhibit E herein.  The foregoing provisions are intended as an inducement to the Lenders to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Second Priority Intercreditor Agreement, the Senior Lender Intercreditor Agreement and the Senior Fixed Collateral Intercreditor Agreement.
SECTION 9.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.
BERRY GLOBAL GROUP, INC.
By: /s/ Jason K. Greene
 Name: Jason K. Greene
 Title: Executive Vice President
BERRY GLOBAL, INC.
By: /s/ Jason K. Greene
 Name: Jason K. Greene
 Title: Executive Vice President

GOLDMAN SACHS BANK USA,
as Administrative Agent, Collateral Agent and as a Lender
By: /s/ Robert Ehudin
 Name: Robert Ehudin
 Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender
By: /s/ Robert Ehudin
 Name: Robert Ehudin
 Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Kay Reedy
 Name: Kay Reedy
 Title: Managing Director

WELLS FARGO SECURITIES, LLC,

By: /s/ Todd B. Schanzlin
 Name: Todd B. Schanzlin
 Title: Managing Director

JPMORGAN CHASE BANK, N.A.,
as a Lender
By: /s/ Sabir A. Hashmy
Name: Sabir A. Hashmy
 Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as a Lender
By: /s/ Robbie Pearson
Name: Robbie Pearson
 Title: Authorized Signatory

ROYAL BANK OF CANADA,
as a Lender
By: /s/ Sinan Tarlan
Name: Sinan Tarlan
 Title: Authorized Signatory

BARCLAYS BANK PLC,
as a Lender
By: /s/ Brad Aston
Name: Brad Aston
 Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender
By: /s/ Edwin E. Roland
Name: Edwin E. Roland
 Title: Managing Director
By: /s/ Joseph Pandolfo
Name: Joseph Pandolfo
 Title: Director

UBS AG, STAMFORD BRANCH,
as a Lender
By: /s/ Houssem Daly
Name: Houssem Daly
 Title: Associate Director
Banking Products Services, US
By: /s/ Darlene Arias
Name: Darlene Arias
 Title: Director

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Neil Brisson
Name: Neil Brisson
 Title: Managing Director

BANK OF MONTREAL,
as a Lender
By: /s/ Tyler Craig
Name: Tyler Craig
 Title: Managing Director